CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

Execution Copy

Exhibit 10.22

LICENSE AND COLLABORATION AGREEMENT

by and between

Syros Pharmaceuticals, Inc.

and

Global Blood Therapeutics, Inc.

Dated as of December 17, 2019

FINANCIAL PROVISIONS		32

6.1	Upfront Payment	32
6.2	Reimbursement of Research Costs	32
6.3	Option Exercise Fee	32
6.4	Clinical and Commercial Milestone Payments	33
6.5	Sales Milestones	34
6.6	Royalty Payments	35
6.7	Third Party Payment Obligations	36
6.8	Currency; Exchange Rate; No Refunds or Credits; Interest	37
6.9	Taxes	37
6.10	Financial Records and Audit	38

ARTICLE 7	INTELLECTUAL PROPERTY RIGHTS	38

7.1	Inventorship and Ownership	38
7.2	Patent Prosecution	40
7.3	Prosecution of GBT Sole Patents other than Other Royalty Patents	42
7.4	Consequences of No Option Effective Date	43
7.5	Cooperation	43
7.6	Patent Enforcement	43
7.7	Orange Book Listing	44
7.8	Patent Term Extensions	45
7.9	Third Party Technology	45
7.10	Trademarks	45

ARTICLE 8	REPRESENTATIONS, WARRANTIES, AND COVENANTS	46

8.1	Mutual Representations and Warranties	46
8.2	Additional Representations and Warranties of Syros	46
8.3	Mutual Covenants	47
8.4	Disclaimer	47

ARTICLE 9	INDEMNIFICATION	48

9.1	Indemnification by Syros	48
9.2	Indemnification by GBT	48
9.3	Indemnification Procedure	48

ARTICLE 10	CONFIDENTIALITY; PUBLICATION	49

10.1	Duty of Confidence	49
10.2	Exceptions	49
10.3	Authorized Disclosures	50
10.4	Inventions and Program Know-How	51
10.5	Scientific Publication	51
10.6	Publicity; Terms of Agreement	52

ARTICLE 11	TERM AND TERMINATION	53

11.1	Term	53
11.2	Termination	53

11.3	Effects of Termination	55
11.4	Terminated Sublicenses	58
11.5	Survival	58

ARTICLE 12	GENERAL PROVISIONS	60

12.1	Force Majeure	60
12.2	Rights in Bankruptcy or Insolvency	60
12.3	Assignment	60
12.4	Severability	61
12.5	Notices	62
12.6	Governing Law	62
12.7	Dispute Resolution	62
12.8	Entire Agreement; Amendments	64
12.9	Headings.	64
12.10	Independent Contractors	64
12.11	Waiver….	64
12.12	Cumulative Remedies	64
12.13	Performance by Affiliates	65
12.14	Limitation of Liability	65
12.15	Waiver of Rule of Construction.	65
12.16	Business Day Requirements	65
12.17	Counterparts	65

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is made as of December 17, 2019 (the “Effective Date”), by and between Syros Pharmaceuticals, Inc., a Delaware corporation (“Syros”), having its principal office at 35 CambridgePark Drive, Cambridge, MA 02140, and Global Blood Therapeutics, Inc., a Delaware corporation (“GBT”), having its principal office at 171 Oyster Point Blvd, Suite 300, South San Francisco, CA 94080.  GBT and Syros are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Syros is a biopharmaceutical company focused on discovering, researching and developing small-molecule drugs to control the expression of genes;

WHEREAS, GBT is a commercial biotechnology company focused on discovering, developing and commercializing therapies to address unmet medical needs; and

WHEREAS, Syros and GBT desire to collaborate in target identification and validation and the discovery and development of candidate compounds directed to selected targets that induce fetal hemoglobin, and Syros desires to grant GBT an exclusive option to obtain an exclusive license to further develop and commercialize such compounds, all under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, GBT and Syros hereby agree as follows:

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized will have the meanings set forth below, or the meanings as designated in the indicated places throughout this Agreement.

1.1“Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of a Person, whether by the ownership of at least fifty percent (50%) of the voting stock of such Person, by contract or otherwise.

1.3“Agreement” is defined in the preamble hereto.

1.4“Alliance Manager” is defined in Section 4.9.

1.5“Antitrust Approval” means any consent, approval or other authorization required under the applicable Antitrust Laws from the applicable Antitrust Authority.

1.6“Antitrust Authority” means any applicable Governmental Authority with respect to any Antitrust Laws.

1.7“Antitrust Condition” means that (a) the waiting period (and any extension thereof) applicable to GBT’s exercise of the Option under any and all applicable Antitrust Laws, shall have expired or been terminated, and (b) if applicable, any applicable Antitrust Approval for exercise of the Option under such Antitrust Laws has been received.

1.8“Antitrust Filing” means a filing or filings by the Parties with the applicable Antitrust Authority as required by the Antitrust Laws with respect to GBT’s exercise of the Option together with all required documentary attachments thereto.

1.9“Approved Costs” is defined in Section 6.2.

1.10“Backup Compound” is defined in Section 6.4(b).

1.11“Business Day” means a day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are closed for business.

1.12“Change of Control” means, with respect to a Party, the occurrence of any of the following events: (a) such Party sells, conveys or otherwise disposes of all or substantially all of its assets; (b) a merger, reorganization or consolidation involving such Party or any direct or indirect parent of such Party in which the voting securities of such Party, or any direct or indirect parent of such Party, outstanding immediately prior thereto cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons acting in concert, acquire, directly or indirectly, more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.13“Claims” is defined in Section 9.1.

1.14“Co-Detail Product” is defined in Section 5.8(a).

1.15“Co-Detail Start Date” is defined in Section 5.8(d)(i).

1.16“Co-Detailing Agreement” is defined in Section 5.8(c).

1.17“Co-Detailing Option” is defined in Section 5.8(a).

1.18“Co-Detailing Option Exercise Fee” means [***] Dollars ($[***]).

1.19“Collaboration Compound” means any Compound identified, synthesized or developed by or on behalf of either Party (or jointly by or on behalf of the Parties) in the conduct of the Research Program that modulates one or more Collaboration Targets as its primary mechanism of action, as demonstrated in an in vitro assay determined by the JSC as appropriate for such determination.

1.20“Collaboration Target” means (a) subject to Sections 4.1(f) and 4.2, each biological target set forth on Exhibit C, (b) each other biological target that induces fetal hemoglobin and that the JSC agrees by consensus to add to the Research Program (subject to the mechanism described in Section 4.2), (c) any portion or fragment of any biological target in (a) or (b), (d) any naturally occurring variant of any biological target in (a), (b) or (c), including any mutated form or any post-translationally modified form of any of the foregoing, (e) any co-factor associated with any biological target in (a), (b), (c) or (d), and (e) any nucleic acid encoding any biological target in (a), (b), (c) or (d).

1.21“Collaboration Target Validation Activities” is defined in Section 3.6(a)(ii).

1.22“Combination Product” means: (a) a pharmaceutical product that consists of a Licensed Compound and at least one other Active Ingredient that is not a Licensed Compound; or (b) any combination of a Product and another pharmaceutical product that contains at least one other Active Ingredient that is not a Licensed Compound, where such products are not formulated together but are sold together as a single product and invoiced for a single price.  The other Active Ingredient(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.

1.23“Commercialize” or “Commercialization” means all activities directed to marketing, promoting, distributing, detailing or selling a Product (as well as importing and exporting activities in connection therewith), including the commercial manufacture of Licensed Compounds and Products.

1.24“Commercially Reasonable Efforts” means, with respect to each Party’s obligations under this Agreement to research, Develop or Commercialize a Compound or Product, [***].

1.25“Committee” means, individually and collectively, the JSC and the JDC.

1.26“Competing Compound” means any Compound, other than a Licensed Compound.

1.27“Competitive Drug Discovery Program” is defined in the definition of “Competitive Program”.

1.28“Competitive Program” means a program to conduct (a) the clinical development or commercialization of any Competing Compound, or (b) Collaboration Target Validation Activities or (c) Drug Discovery and Development Activities with the specific intent to discover or develop any Competing Compound (any program under clause (c), a “Competitive Drug Discovery Program”).

1.29“Competitive Program Transaction” is defined in Section 3.6(b).

1.30“Compound” means any compound that modulates one or more Collaboration Targets as its primary mechanism of action.

1.31“Confidential Information” of a Party means all Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational, technical or other proprietary nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made known to the other Party or any of its Affiliates, whether disclosed or made known orally, in writing or in electronic form pursuant to this Agreement; provided that (x) all Inventions or Program Know-How will be deemed (i) Syros’ Confidential Information prior to the Option Effective Date, and Syros shall be deemed to be the Disclosing Party and GBT shall be deemed to be the Receiving Party with respect thereto and (ii) the Confidential Information of both Parties following the Option Effective Date, and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto; (y) all Syros Platform Improvements will be deemed Syros’ Confidential Information, and Syros shall be deemed to be the Disclosing Party and GBT shall be deemed to be the Receiving Party with respect thereto; and (z) the terms of this Agreement will be deemed the Confidential Information of both Parties, and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto.

1.32“Confidentiality Agreement” means that certain confidentiality agreement between the Parties, dated August 8, 2019.

1.33“Control” or “Controlled” means, with respect to any Regulatory Materials, Know-How, Patent Rights or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense or other right (as applicable) under such Regulatory Materials, Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.34“Covering Claim” is defined in Section 1.123.

1.35“Develop” or “Development” means all development activities for any Licensed Compound or Product, including all preclinical studies, clinical testing, manufacturing development, process development, toxicology studies, manufacturing and distribution of Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation, filing, prosecution of, and seeking approval for, any IND or any Marketing Approval Application for any Product, as well as all regulatory affairs related to any of the foregoing.

1.36“Disclosing Party” is defined in Section 10.1(a).

1.37“Disputes” is defined in Section 12.7.

1.38“Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.39“Drug Discovery and Development Activities” is defined in Section 3.6(a)(ii).

1.40“Effective Date” is defined in the preamble hereto.

1.41 “EMA” means the European Medicines Agency or any successor entity thereto.

1.42“Excluded Transaction IP” is defined in Section 12.3(b).

1.43“Exclusivity Period” is defined in Section 3.6(a)(i).

1.44“Executive Officers” means with respect to Syros, its Chief Executive Officer or his or her designee, and with respect to GBT, its Chief Executive Officer or his or her designee.

1.45“Exercise Notice” is defined in Section 5.8(b).

1.46“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.47“Field” means any and all uses.

1.48“First-in-Human Clinical Trial” means, in respect of a Product, a clinical study of such Product in healthy human volunteers (as distinct from patients) that is designed to make a preliminary determination of the safety, pharmacokinetic and pharmacodynamic parameters for such Product.

1.49“First-in-Patient Clinical Trial” means, in respect of a Product, a clinical study of such Product in a target patient population for such Product that is designed to establish safety and pharmacokinetic and pharmacodynamic parameters, and which may also be designed to establish an initial indication of efficacy.

1.50“First Commercial Sale” means, with respect to any Product in any country or jurisdiction in the Territory, the first sale of such Product to a Third Party for distribution, use or consumption in such country or jurisdiction after Regulatory Approval has been obtained for such Product in such country or jurisdiction.

1.51“FTE” means the equivalent of a full-time employee’s work for a twelve (12)-month period (consisting of a total of [***] hours per year of dedicated effort), conducting activities under the Research Plan.  In no event shall any one individual be counted as more than one (1) FTE.

1.52“FTE Rate” means [***] Dollars ($[***]) per FTE per year.

1.53“GAAP” means U.S. generally accepted accounting principles.

1.54“GBT” is defined in the preamble hereto.

1.55“GBT Indemnitees” is defined in Section 9.1.

1.56“GBT Licensed IP” means all Patent Rights and Know-How that are (a) Controlled by GBT or its Affiliates as of the Effective Date or thereafter during the Term and (b) reasonably necessary for Syros to conduct its activities under the Research Plan.

1.57“GBT Sole Inventions” means any Sole Inventions that are conceived or otherwise made solely by or on behalf of GBT or any of its Affiliates.

1.58“GBT Sole Know-How” means any Program Know-How that is conceived, discovered, generated or otherwise made solely by or on behalf of GBT or any of its Affiliates.

1.59“GBT Sole Patents” means all Patent Rights solely claiming patentable Sole Inventions of GBT.

1.60“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.61“GMP” or “Good Manufacturing Practices” means the current good manufacturing practices applicable from time to time to the manufacturing of a Licensed Compound or a Product or any intermediate thereof pursuant to applicable Law.

1.62“Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.63“Incurred Budgeted Costs” is defined in Section 6.2.

1.64“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval or authorization to conduct a human clinical investigation filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.65“IND-Enabling Studies” means those studies that are reasonably required to meet the requirements for filing an IND with a Regulatory Authority, including GLP toxicology and safety studies, or  studies required for the preparation of the CMC section of such IND.

1.66“IND Candidate” means any Collaboration Compound that has been determined by GBT to be a candidate for commencement of IND-Enabling Studies pursuant to Section 2.4(a).

1.67“Indemnified Party” is defined in Section 9.3.

1.68“Indemnifying Party” is defined in Section 9.3.

1.69“Indication” means a separate and distinct disease, disorder or condition in humans: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an MAA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Regulatory Approval for such Product, it being understood that: (i) the treatment or prevention of separate varieties of the same disease, disorder or condition (e.g., acute vs. chronic) shall not be treated as separate Indications; (ii) the treatment or prevention of the same disease, disorder or condition in different populations (e.g., adult and pediatric; or

treatment-naïve and relapsed/refractory) shall not be treated as separate Indications; and (iii) prevention of a disease, disorder or condition shall not be treated as a separate Indication from treatment of the same disease, disorder or condition.  Furthermore, a label enhancement or elaboration or expansion of an approved Indication is not a separate Indication even if one or more clinical trials are performed to receive such enhancement or elaboration.  For the avoidance of doubt, sickle cell disease and beta thalassemia are distinct Indications.

1.70“Infringement” is defined in Section 7.6(c)(i).

1.71“Initial Research Term” is defined in Section 2.3(a).

1.72“Initiation” means, with respect to a clinical trial of a Product, the first dosing of the first human subject in such clinical trial.

1.73“Invention” means any inventions (whether patentable or not) that are conceived or otherwise made (a) by or on behalf of a Party or its Affiliates, whether solely or jointly with any Third Party (or with the other Party or its Affiliates) under or in connection with the conduct of the Research Program, or (b) by or on behalf of GBT or its Affiliates, whether solely or jointly, in connection with exercising its rights under the evaluation license granted pursuant to Section 2.1; excluding in each case ((a) and (b)) any Syros Excluded IP.

1.74“IFRS” means International Financial Reporting Standards.

1.75“Joint Inventions” means any Inventions that are conceived or otherwise made jointly by or on behalf of one Party or any of its Affiliates and the other Party or any of its Affiliates, as determined in accordance with Section 7.1(a).

1.76“Joint IP” means all Joint Inventions, Joint Patents and Joint Know-How.

1.77“Joint Know-How” means any Program Know-How that is conceived, discovered generated or otherwise made jointly by or on behalf of one Party or any of its Affiliates and the other Party or any of its Affiliates.

1.78“Joint Patents” means all Patent Rights claiming patentable Joint Inventions.

1.79“Joint Development Committee” or “JDC” is defined in Section 4.5.

1.80“Joint Steering Committee” or “JSC” is defined in Section 4.1.

1.81“Know-How” means any scientific or technical information, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, but excluding any of the foregoing claimed in any Patent Rights and excluding any Regulatory Materials.

1.82“Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.83“Licensed Compound” means (a) any Collaboration Compound, (b) any Select Related Compound, and (c) any metabolite, salt, hydrate, solvate, enantiomer, free acid form, free base form, ester, deuterated form, crystalline form, co-crystalline form, amorphous form, pro drug form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of any compound in the preceding clause (a) or (b).

1.84“Licensed Covering Claim” means a Covering Claim in a Licensed Patent.

1.85“Licensed IP” means all Licensed Patents and Licensed Know-How.

1.86“Licensed Know-How” means (a) all  Know-How that is (i) Controlled by Syros or its Affiliates as of the Effective Date, and (ii) necessary or useful for the research, Development, manufacture or Commercialization of Licensed Compounds or Products, and (b) without limitation to clause (a), Syros Sole Know-How, Syros Sole Inventions and Syros’ interests in any Joint Know-How and Joint Inventions; excluding in each case ((a) and (b)) Syros Excluded IP.

1.87“Licensed Patents” means the Syros Sole Patents, any Other Syros Patents, and Syros’ interest in any Joint Patents.

1.88“Losses” is defined in Section 9.1.

1.89“MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to commercially sell a Product in a particular jurisdiction, and all amendments and supplements thereto, including an NDA in the United States.

1.90“Major Market” means any of the United Kingdom, Germany, France, Italy and Switzerland.

1.91“Materials” is defined in Section 2.9.

1.92“NDA” means a New Drug Application, as defined in the U.S. Federal Food, Drug & Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA, including 21 C.F.R. Part 314.

1.93“Net Sales” means, with respect to any Product, in a particular period, the sum of (a) and (b) below:

(a)the amount stated in GBT’s “sales” line of its audited financial statements with respect to such Product for such period (excluding sales to any Third Party sublicensees, unless these sublicensees are the final end-user).  This amount reflects the gross invoice price at which such Product was sold or otherwise disposed of by GBT and its Affiliates to Third Parties (excluding sales to any Third Party sublicensees, unless these sublicensees are the final end-user) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then-currently used IFRS or GAAP, as applicable.  By way of example, the gross-to-net deductions taken in accordance with GAAP as of the Effective Date may include but are not limited to the following:

(i)credits, reserves or allowances granted for (A) damaged, outdated, returned, rejected, withdrawn or recalled Product, (B) wastage replacement and short-shipments, (C) billing errors, and (D) indigent patient, patient assistance and/or reimbursement, access-to-care and similar programs (e.g., price capitation);

(ii)governmental price reductions and government mandated rebates;

(iii)chargebacks, including those granted to wholesalers, buying groups and retailers; and

(iv)customer rebates, including cash sales incentives for prompt payment, cash and volume discounts.

Notwithstanding the foregoing, if the amount stated in GBT’s “sales” line of its audited financial statements is not reported on a Product-by-Product basis with respect to any period, the amount pursuant to this clause (a) shall instead equal, with respect to a Product for any period, the gross amount invoiced by GBT and its Affiliates to Third Parties for the sale of such Product (excluding sales to any Third Party sublicensees, unless these sublicensees are the final end-user) less deductions with respect to such Product for such period pursuant to subclauses (i) through (iv) of this clause (a) and any other reasonable and customary deductions, if not previously deducted from such invoiced amount, taken in accordance with the then-currently used IFRS or GAAP, as applicable.

(b)for Third Party sublicensees, the net sales amounts reported to GBT or its Affiliates in accordance with this Agreement and their then-currently used IFRS or GAAP, as applicable.

Notwithstanding the foregoing, amounts received or invoiced by GBT or its Affiliates or sublicensees for the sale of Products among GBT and its Affiliates and sublicensees shall not be included in the computation of Net Sales hereunder.

Net Sales shall not include any amounts invoiced for Products supplied for use in clinical trials or under early access, compassionate use, samples, named patient, indigent or low resource country access, patient assistance or other reduced pricing programs.

For purposes of determining the royalties and milestones due under this Agreement, Net Sales for a Combination Product in a country shall be calculated as follows:

(i)[***].

(ii)[***].

(iii)[***].

(iv)[***].

1.94“Notice of Conditional Exercise” is defined in Section 3.1(d)(i).

1.95“Option” is defined in Section 3.1(a).

1.96“Option Effective Date” is defined in Section 3.2(a).

1.97“Option Exercise Fee” is defined in Section 6.3.

1.98“Option Exercise Notice” is defined in Section 3.1(b).

1.99“Option Exercise Period” is defined in Section 3.1(c).

1.100“Other Product” is defined in Section 1.22.

1.101“Other Royalty Patent” means any and all Patent Rights that (a) are owned or controlled by GBT or its Affiliates or its or their sublicensees during the Term and (b) cover or claim the composition of any Select Related Compound, including any such Patent Rights within the GBT Sole Patents. For clarity, the Other Royalty Patents do not include Patent Rights to the extent claiming manufacturing processes, dosing, methods of treatment or use, or any formulation or drug delivery technology used with any Select Related Compounds.

1.102“Other Syros Patents” means any Patent Rights that ((a), (b) and (c)): (a) are Controlled by Syros or its Affiliates as of the Effective Date, (b) cover or claim the Development, manufacture or Commercialization of any Licensed Compound or Product and (c) are not Syros Sole Patents or Joint Patents; excluding any Syros Excluded IP.

1.103“Party” and “Parties” are defined in the preamble hereto.

1.104“Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.105“Permitted Lien” means any lien, security interest, pledge, assessment, charge or other similar right or interest granted by a Party to any Third Party in connection with any lending transaction.

1.106“Permitted Overspend” is defined in Section 2.5.

1.107“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.108“Phase 3 Clinical Trial” means, in respect of a Product, a human clinical trial that is prospectively designed, together with prior data, to demonstrate statistically whether such Product is safe and effective for use in humans in a manner sufficient to obtain approval of the MAA to market such Product in patients having the disease, disorder or condition being studied as described in 21 C.F.R. § 312.21(c), as may be amended from time to time, and the foreign equivalents thereof.

1.109“Pricing Approval” means, in respect of a Product, such governmental approval, agreement, determination or decision establishing prices for such Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.110“Product” means any pharmaceutical product that contains a Licensed Compound as an Active Ingredient, alone or in combination with one or more other Active Ingredients, in any and all forms, presentations, formulations, and dosage forms.

1.111“Product Marks” is defined in Section 7.10.

1.112“Program Know-How” any Know-How (other than Inventions) that is conceived, discovered, generated or otherwise made (a) by or on behalf of a Party or its Affiliates, whether solely or jointly with any Third Party (or with the other Party or its Affiliates) under or in connection with the conduct of the Research Program, or (b) by or on behalf of GBT or its Affiliates, solely or jointly with any Third Party, in connection with exercising its rights under the evaluation license granted pursuant to Section 2.1; excluding in each case ((a) and (b)) any Syros Excluded IP.

1.113“Receiving Party” is defined in Section 10.1(a).

1.114“Registrational Clinical Trial” means, in respect of a Product, either (a) a Phase 3 Clinical Trial for such Product or (b) a registration trial sufficient for filing an MAA for such Product with the FDA or the EMA as evidenced by (i) an agreement with, or statement from, the FDA or the EMA on a special protocol assessment or its equivalent, or (ii) other guidance or minutes issued by the FDA or EMA, for such registration trial.

1.115“Regulatory Approval” means, in respect of a Product and a country or regulatory jurisdiction, approval of the MAA for such Product and country or regulatory jurisdiction and all other approvals, including, for clarity, Pricing Approvals, that are necessary for the commercial sale of such Product in such country or regulatory jurisdiction.

1.116“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

1.117“Regulatory Exclusivity” means, in respect of a Product and a country or jurisdiction, any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority or by applicable Law with respect to such Product in such country or jurisdiction, including for clarity that prevent another Person from using or otherwise relying on any data supporting the approval of the MAA for such Product to support an application for regulatory approval of another product for any indication without the prior written consent of the MAA holder, including orphan drug exclusivity, new chemical entity exclusivity, new product or use exclusivity and pediatric exclusivity.

1.118“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, meeting minutes, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority with respect to a Licensed Compound or Product in order to Develop, manufacture, market, sell or otherwise Commercialize such Licensed Compound or Product in a particular country or jurisdiction.  Regulatory Materials includes any IND or MAA.

1.119“Research Budget” is defined in Section 2.2.

1.120“Research Plan” is defined in Section 2.2.

1.121“Research Program” is defined in Section 2.1.

1.122“Research Term” is defined in Section 2.3(b).

1.123“Royalty Term” means, with respect to a Product and country, the period commencing upon the First Commercial Sale of such Product in such country and ending upon the latest of: (a) ten (10) years after such First Commercial Sale of such Product in such country; (b) the expiration of the last-to-expire Valid Claim in the Licensed Patents and Other Royalty Patents that would be infringed, absent a license thereunder or ownership thereof (considering patent applications to be issued with the then-pending claims), by the sale or approved use of such Product in such country (a “Covering Claim” for such Product and country); and (c) the expiration of Regulatory Exclusivity for such Product in such country.

1.124“Select Related Compound” means any Compound (other than a Collaboration Compound) that modulates one or more Collaboration Targets as its primary mechanism of action, as demonstrated in an in vitro assay determined by the JSC, and (a) is claimed (including in a genus claim) or disclosed in any Patent Right within (i) the Syros Sole Patents or (ii) the Joint Patents or (b) is identified, synthesized or developed by or on behalf of GBT or its Affiliates during the Research Term (including, for clarity, after Option Exercise if Option Exercise occurs during the Research Term, if any).

1.125“Sole Inventions” means any Inventions invented or otherwise made solely by or on behalf of a Party or its Affiliates, as determined in accordance with Section 7.1(a).

1.126“Syros” is defined in the preamble hereto.

1.127“Syros Excluded IP” means Know-How, Inventions, Patent Rights or other intellectual property rights owned or controlled by Syros or its Affiliates that cover, claim or constitute (a) the Syros Platform or the Syros Platform Improvements (such Know-How, Inventions, Patent Rights and other intellectual property rights, collectively, the “Syros Platform IP”), (b) manufacturing, formulation or drug delivery technology of Syros or any of its Affiliates that is not used by or on behalf of Syros or its Affiliates in the manufacture or supply of any Licensed Compound or Product during the Research Term or pursuant to any supply agreement entered into by the Parties pursuant to Section 5.6(b), and (c) any compound other than any Licensed Compound or any product other than a Product; provided that the Syros Excluded IP excludes any Patent Rights that cover or claim, or Know-How that constitutes, the composition of matter or method of use of any Licensed Compound.

1.128“Syros Indemnitees” is defined in Section 9.2.

1.129“Syros Platform” means Syros’ proprietary gene control platform for the discovery and development of small molecule therapeutics owned or controlled by Syros as of the Effective Date or developed thereafter independent of this Agreement, consisting of regulatory genomics, disease biology, and small molecule transcriptional chemistry capabilities, including instruments, analytical methods, algorithms, databases of regulatory genomes, procedures, reagents, techniques, software, and compound structure discovery, screening and assay technologies.  For clarity, the Syros Platform does not include the composition of matter or method of use of any Compound.

1.130“Syros Platform Improvement”  means any modification or improvement to those aspects of the Syros Platform that are used, practiced or disclosed in connection with the Research Program, which modification or improvement is made by or on behalf of either Party or its Affiliates, solely or jointly, in connection with the Research Program.

1.131“Syros Platform IP” is defined in the definition of Syros Excluded IP.

1.132“Syros Platform Patents” means Patent Rights within the Syros Platform IP.

1.133“Syros Sole Inventions” means any Sole Inventions that are conceived or otherwise made solely by or on behalf of Syros or any of its Affiliates.

1.134“Syros Sole Know-How” means any Program Know-How that is conceived, discovered, generated or otherwise made solely by or on behalf of Syros or any of its Affiliates.

1.135“Syros Sole Patents” means all Patent Rights solely claiming patentable Syros Sole Inventions.

1.136“Term” is defined in Section 11.1.

1.137“Territory” means the world.

1.138“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.139“Third Party Payments” is defined in Section 7.9.

1.140“Transfer Date” is defined in Section 7.2.

1.141“Unapproved Costs” is defined in Section 6.2.

1.142“United States” or “U.S.” means the United States of America, including its territories and possessions.

1.143“Utilized Syros Platform IP” is defined in Section 3.7.

1.144“Valid Claim” means a claim of (a) an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked or held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a pending patent application that (i) has been pending less than [***] from its earliest priority date, (ii) was filed and is being prosecuted in good faith and (iii) has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.145“[***]” is defined in Section 3.7.

1.146Interpretation.  This Agreement has been prepared in the English language, and the English language shall control its interpretation.  In this Agreement, unless otherwise specified:

(a)“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)the word “or” shall not be construed as exclusive;

(c)references to any Articles or Sections include Articles, Sections and subsections that are part of the related Article or Section;

(d)words denoting the singular shall include the plural and vice versa, and words denoting any gender shall include all genders;

(e)words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(f)the Exhibits and other attachments form part of the operative provision of this Agreement, and references to this Agreement shall include references to the Exhibits and attachments.

Article 2
RESEARCH PROGRAM

2.1General; License Grants for Conduct of Research Plan.  Subject to the terms and conditions of this Agreement, Syros shall utilize aspects of the Syros Platform and, if applicable, the Syros Platform Improvements in conducting, and the Parties shall undertake a research collaboration during the Research Term to identify and validate Collaboration Targets and to discover, identify and pre-clinically develop Collaboration Compounds, under the Research Plan and, subject to Section 2.5, consistent with the Research Budget and under the oversight of the JSC, with the goal of identifying at least one IND Candidate (the “Research Program”).  GBT has the Option described in Section 3.1 to obtain an exclusive license for further Development and Commercialization by GBT of Licensed Compounds and Products in the Field and in the Territory. Subject to the terms and conditions of this Agreement, Syros hereby grants to GBT a non-exclusive license, without the right to grant sublicenses, under the Licensed IP, solely to conduct the activities allocated to GBT under the Research Plan during the Research Term, in accordance with the terms of this Agreement, and to evaluate Collaboration Compounds during the Research Term and any additional period in which the Option Exercise Period remains in effect. Subject to the terms and conditions of this Agreement, GBT hereby grants to Syros a non-exclusive license, without the right to grant sublicenses, under the GBT Licensed IP solely to conduct the activities allocated to Syros under the Research Plan during the Research Term, in accordance with the terms of this Agreement.

2.2Research Plan and Budget.  The Parties shall conduct their activities during the Research Term in accordance with a written research plan that: (a) allocates research responsibilities between the Parties; (b) sets forth the details and anticipated timing of the research activities to be conducted by each Party; and (c) specifies the number and function of Syros FTEs conducting activities (the “Research Plan”).  The Research Plan will include both research to identify and optimize Collaboration Compounds as well as pre-clinical development activities leading up to, but will not include, IND-Enabling Studies other than those for which Syros is specifically allocated responsibility pursuant to the Research Plan, which unallocated IND-Enabling Studies will be performed independently from the Research Program by GBT only following the exercise (if any) of the Option.  Subject to the immediately following sentence, the Research Plan will also include a reasonably detailed budget for all FTE costs and documented out-of-pocket costs to be incurred by Syros to conduct those activities allocated to it under the Research Plan (the “Research Budget”).  As of the Effective Date, the Parties have agreed upon an initial Research Plan, including an initial high-level Research Budget that provides the aggregate annual amounts payable by GBT, covering the first three (3) years of the Research Program, which is attached to this Agreement as Exhibit A.  Within [***] following the Effective Date, the Parties shall cooperate in good faith to prepare and shall approve an updated Research Budget that sets forth in additional detail the FTE costs and documented out-of-pocket costs to be incurred by Syros to conduct those activities allocated to it under the Research Plan, provided that in no event shall such updated Research Budget exceed the aggregate annual amounts payable by GBT in the initial Research Budget attached to this Agreement as Exhibit A.  From time to time during the Research Term (and no less frequently than [***]), the JSC shall review the then-current Research Plan and, as appropriate, prepare and approve any needed updates or amendments thereto, subject to the governance and dispute resolution provisions of Section 4.2 and Section 4.3.  In addition, no later than [***], the JSC shall prepare a proposed amendment to the Research Plan and Research Budget covering activities for the subsequent calendar year, for review and approval by the JSC subject to the governance and dispute resolution provisions of Section 4.2 and Section 4.3.  Once approved by the JSC, each amended Research Plan and Research Budget shall replace the prior Research Plan or Research Budget, as applicable.  If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

2.3Research Term.

(a)Initial Research Term.  The Research Program shall commence on the Effective Date and end on the earlier of (i) the third (3rd) anniversary of the Effective Date and (ii) the termination of the Research Term pursuant to Section 11.2(a), unless extended as set forth below (the “Initial Research Term”).

(b)Extension.  The Initial Research Term may be extended by one or two one-year extensions, in each case by the Parties’ written agreement and the Parties’ approval of an amended Research Plan (including Research Budget) to include activities to be conducted during such extension (the Initial Research Term together with the period ending on the earlier of (i) the last day of the extension period(s) and (ii) the termination of the Research Term pursuant to Section 11.2(a), collectively, the “Research Term”).  If either Party desires to extend the then-current Research Term, then no later than [***] before the end of such Research Term, it shall propose to the other Party an updated Research Plan, and if Syros is the proposing Party, it shall include a Research Budget for the extension.  If GBT is the proposing Party, and Syros desires to proceed with further consideration of such extension, Syros shall prepare and provide to GBT an updated Research Budget for GBT’s consideration.

2.4Designation of IND Candidates.

(a)From time to time during the Research Term, either Party may nominate to the JSC for consideration as an IND Candidate a particular Collaboration Compound for which the JSC has received a data package meeting the requirements determined by the JSC pursuant to Section 4.1(i).  Promptly after any such nomination, each Party shall present to the JSC the data and results of analyses generated by or on behalf of either Party with respect to such Collaboration Compound that are reasonably useful to evaluate such Collaboration Compound as a potential IND Candidate.  GBT solely, acting through its representatives on the JSC or otherwise, shall determine whether any such Collaboration Compound shall be designated as an IND Candidate or whether to propose that additional research activities be conducted with respect to such Collaboration Compound, after which such Collaboration Compound may be reconsidered for nomination as an IND Candidate.

(b)Designation of the first IND Candidate (if any) by GBT under Section 2.4(a) shall trigger commencement of the Option Exercise Period, as set forth in Section 3.1(c), provided that GBT shall be under no obligation to exercise the Option as of such time.  If and when GBT exercises the Option, GBT shall initiate IND-Enabling Studies for such Collaboration Compound, and may proceed to IND-Enabling Studies as part of its license rights and obligations under Sections 3.2(a) and 5.2 for any other Collaboration Compound, in each case, at its own expense.  For clarity, IND-Enabling Studies and subsequent Development activities conducted by GBT, will not be conducted under the Research Program but will be covered by the exclusive license under Section 3.2(a).  Whether or not GBT exercises its Option as of the designation of the first or a later-designated IND Candidate, or at any other point during the Option Exercise Period as provided in Section 3.1(c), the Parties shall nonetheless continue to conduct their activities under the Research Program until the end of the Research Term.

2.5Research Costs.  Each Party shall be solely responsible for all costs such Party incurs to conduct its activities under the Research Plan, except that GBT shall reimburse Syros for the FTE costs and documented out-of-pocket costs incurred by Syros in conducting its activities under the Research Plan, as provided in Section 6.2. Syros shall promptly inform GBT upon Syros’ determining that Syros is likely to overspend by more than [***] of its total FTE costs and documented out-of-pocket costs in accordance with the Research Budget for any calendar year.  If Syros exceeds its budgeted costs and expenses by more than [***] for such calendar year, it shall provide to GBT an explanation for such overspend.  Any overspend of Syros shall be borne by Syros, except to the extent such overspend is less than or equal to [***] of the budgeted costs and expenses for such calendar year, as set forth in the applicable Research Budget (any such amounts, “Permitted Overspend”).

2.6Conduct of Research.  Each Party shall conduct the activities allocated to it under the Research Plan and Research Budget, and use Commercially Reasonable Efforts to identify at least one IND Candidate.  Each Party shall conduct such activities in accordance with the timelines in the Research Plan, in good scientific manner and in compliance with all applicable Laws.

2.7Research Records.  Each Party shall maintain complete, current and accurate records of all activities conducted by it under the Research Program, and all data and other results of analyses resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of such activities in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical studies in formal written study reports according to applicable Laws and national and international guidelines (e.g., ICH and GLP).  Following exercise (if any) of the Option, GBT shall have the right to review and obtain copies of such records maintained by Syros at reasonable times and to obtain access to the original to the extent necessary for regulatory and patent purposes.

2.8Research Reports.  During the Research Term each Party will provide to the JSC, at least [***] a written summary of the research activities conducted and results of analyses generated by or on behalf of such Party or its Affiliates under the Research Program; provided, however, that Syros shall not have any obligation to provide to the JSC any Syros Excluded IP.  In the event that a Party reasonably requests copies of underlying data or reports generated by or on behalf of the other Party or its Affiliates with respect to particular activities in order for the requesting Party to assess such results, such other Party shall provide such other data or reports. The Parties shall discuss the status, progress and results of the Research Program at JSC meetings.  If GBT does not exercise the Option before the end of the Research Term, GBT will provide to the Syros Alliance Manager, within [***] following the later of (a) the Option Effective Date and (b) the expiration of the Option Exercise Period, a written summary of the activities conducted by or on behalf of GBT or its Affiliates in exercising its license to evaluate Collaboration Compounds pursuant to Section 2.1.  Notwithstanding anything to the contrary in this Section 2.8, if GBT has not conducted any research activities during any reporting period under this Section 2.8, GBT shall not be required to provide a written summary for such reporting period.

2.9Materials.  To facilitate the conduct of the Research Program or the performance of other activities or the exercise of licenses or other rights under this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party for use by the other Party (such materials or compounds, collectively, “Materials”).  All such Materials shall remain the sole property of the supplying Party, shall be used only in the fulfillment of obligations or exercise of rights under this Agreement and solely under the control of the receiving Party, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, shall be returned or destroyed immediately upon the request of the supplying Party, and shall not be used in research or testing involving human subjects.  The Materials supplied under this Section 2.9 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.  For clarity, the Materials do not include any Compound or Product supplied by Syros under a supply agreement entered pursuant to Section 5.6(b).

2.10Subcontractors.  Neither Party shall subcontract any of its obligations under the Research Program without the prior written consent of the other Party, which shall not be unreasonably withheld.  As of the Effective Date, GBT has consented to Syros’ use of the subcontractors listed on Exhibit E.  If either Party is bound by confidentiality obligations that would prevent the disclosure to the other Party of any proposed subcontractor, such Party shall use commercially reasonable efforts to obtain any necessary consent to make such disclosure to the other Party, and shall not use any subcontractor hereunder that has not been disclosed and consented to by the other Party.  Upon any permitted subcontracting by a Party, such Party shall remain responsible for the work delegated to, and (subject to Section 2.5) payment to, its subcontractors to the same extent it would if it had done such work itself, and shall have or enter into a written agreement with each subcontractor that contains market-appropriate provisions relating to confidentiality and assignment or licensing of resulting intellectual property rights.

Article 3
OPTION TO LICENSE; LICENSES AND EXCLUSIVITY

3.1License Option.

(a)Option Grant.  Subject to Section 3.1(d) and to the terms and conditions hereof, Syros hereby grants to GBT the exclusive option to obtain the grant of the exclusive license rights set forth in Section 3.2 pursuant to the terms and conditions of this Agreement (the “Option”).

(b)Option Exercise.  Subject to Section 3.1(d), in order to exercise the Option, GBT must deliver to Syros written notice of its election to exercise the Option during the Option Exercise Period (such timely delivered notice, the “Option Exercise Notice”).  Upon delivery of the Option Exercise Notice, GBT shall be obligated to pay the Option Exercise Fee pursuant to Section 6.3.

(c)Option Exercise Period.  GBT may exercise the Option at any time during the period (A) commencing on the earlier of (i) the date of GBT’s designation of the first IND Candidate pursuant to Section 2.4, and (ii) if no IND Candidate is so designated as of the end of the Research Term, the date of the expiration or earlier termination of the Research Term, and (B) ending at 11:59 pm Pacific Time on the 180th day after the date of the expiration or earlier termination of the Research Term (the “Option Exercise Period”).

(d)Antitrust Filings.

(i)If GBT desires to exercise the Option, GBT shall reasonably determine in good faith prior to exercise of the Option whether the transactions to be consummated upon the exercise of the Option require any Antitrust Filings.  If GBT determines in good faith that any Antitrust Filing(s) is required in connection with GBT’s exercise of the Option and GBT desires to exercise the Option, then GBT shall deliver to Syros a notice of intent to exercise such Option within the Option Exercise Period, which notice shall identify any required Antitrust Filings and include GBT’s irrevocable binding commitment to complete the exercise of the Option, subject only to satisfaction of the Antitrust Conditions and the terms of this Section 3.1(d) (such notice, a “Notice of Conditional Exercise”), whereupon the Option Exercise Period shall be tolled for so long as is necessary for GBT to satisfy applicable Antitrust Conditions, but subject to GBT’s compliance with the requirements of Section 3.1(d)(ii) and Section 3.1(d)(iv). For clarity, the Option shall not be deemed exercised and GBT shall not obtain the rights set forth in Section 3.2 unless and until the Parties have obtained satisfaction of any applicable Antitrust Condition for the applicable Antitrust Filing filed pursuant to this Section 3.1(d) and complied with the requirements of this Section 3.1(d).

(ii)If GBT delivers a Notice of Conditional Exercise in accordance with this Section 3.1(d), each of GBT and Syros shall cooperate to prepare and shall make any necessary Antitrust Filings as promptly as is practicable and advisable, with the goal of filing Antitrust Filings within [***] after the date upon which GBT delivers the notice (or such later time as may be agreed to in writing by the Parties) and thereafter each of GBT and Syros shall use commercially reasonable efforts to obtain satisfaction of any applicable Antitrust Condition for any applicable Antitrust Filing.  GBT will be responsible for both Parties’ reasonable costs and expenses (including filing fees) associated with any Antitrust Filing, provided that each Party will be responsible for its respective attorneys’ fees.  Neither Party, or any of its respective Affiliates, will be required to: (A) sell, divest (including through a license), hold separate, transfer or dispose of any assets, operations, rights, product lines, businesses or interests therein (or consent to any of the foregoing actions), or (B) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (A) above.

(iii)Subject to Section 3.1(d)(ii), within [***] after the Parties obtaining satisfaction of any applicable Antitrust Condition for any applicable Antitrust Filing, GBT shall deliver to Syros the Option Exercise Notice and shall be required to make the payment required pursuant to Section 6.3.

(iv)Notwithstanding the foregoing, unless otherwise agreed by the Parties in writing, if satisfaction of any applicable Antitrust Condition has not occurred within [***] after such time as both Parties have made the necessary Antitrust Filings, then, unless mutually agreed to by the Parties in writing, the Option Exercise Period shall automatically be deemed to expire.  In such event, Syros shall pay to GBT royalties equal to [***] of any net sales (defined mutatis mutandis with the definition of Net Sales in this Agreement) by Syros, its Affiliates or its or their sublicensees of any product containing a Licensed Compound, such royalties not to exceed in the aggregate the amount of research funding paid by GBT to Syros pursuant to Section 2.5.  At such time as Syros has paid to GBT royalties on net sales of any such product(s) that total in the aggregate an amount equal to such research funds, Syros’ obligations under this Section 3.1(d)(iv) shall terminate.

3.2License to GBT.

(a)Licenses.  Subject to the terms and conditions of this Agreement, effective upon the delivery of the Option Exercise Notice and receipt by Syros of the Option Exercise Fee (the “Option Effective Date”), Syros hereby grants to GBT an exclusive  license, with the right to grant sublicenses as set forth in Section 3.2(c), under the Licensed IP to conduct research with respect to, Develop, make, have made (including manufacture and have manufactured), use, sell, offer for sale, import, export and otherwise exploit and Commercialize Licensed Compounds and Products in the Field in the Territory.  Notwithstanding the foregoing, the license granted under this Section 3.2(a) expressly excludes, and nothing in this Agreement shall be interpreted as granting to GBT, any license rights with respect to the Syros Excluded IP.

(b)Syros Retained Rights.  Syros retains all rights under the Licensed IP except to the extent exclusively licensed to GBT pursuant to Section 3.2(a), including retained rights under the Licensed IP for compounds other than the Licensed Compounds and products other than the Products.  Notwithstanding the rights granted to GBT in Section 3.2(a), Syros also retains the right to practice the Licensed IP with respect to Licensed Compounds and Products in the Territory solely as necessary to conduct the activities allocated to Syros under the Research Plan and during the Research Term in accordance with the terms of this Agreement or to supply any Licensed Compound or Product pursuant to any supply agreement entered into pursuant to Section 5.6(b).  Nothing in this Agreement shall be interpreted as providing to GBT any right to conduct de novo research under or to utilize the Syros Platform IP, the Syros Platform or any Syros Platform Improvements.

(c)Sublicenses.  GBT shall have the right to grant sublicenses through multiple tiers, under any or all of the rights granted in Section 3.2(a), to its Affiliates and to Third Parties.  Each sublicense which GBT or its Affiliate or sublicensee grants under any Licensed IP shall be subject to a written agreement that is consistent with the applicable terms and conditions of this Agreement.  GBT shall ensure that its sublicensees comply with the applicable terms and conditions of this Agreement, including Article 7 and Article 10 and Section 12.3, which with respect to obligations of GBT thereunder (and the intellectual property definitions used therein) shall apply to each sublicensee mutatis mutandis to the same extent as GBT.  GBT will remain directly responsible for all of its obligations under this Agreement, regardless of whether any such obligation is delegated to any sublicensees.  GBT shall provide Syros with written notice of any sublicense within [***] after it becomes effective (including the identity of the sublicensee and, if applicable, the region in which such rights have been sublicensed) and shall provide Syros with a true and complete copy of each sublicense agreement, subject to GBT’s right to redact any confidential or proprietary information contained therein that is not reasonably necessary for Syros to determine compliance with this Agreement.  Notwithstanding the foregoing, this Section 3.2(c) (other than the first sentence) shall not apply to the grant by GBT or any sublicensee of a sublicense to any Third Party vendor engaged by GBT or any sublicensee under which such Third Party receives only a non-exclusive limited license under Licensed IP solely to perform activities on behalf of the GBT or such sublicensee, as applicable.

3.3Transfer of Research Program Know-How in the Licensed IP.  Promptly after the Option Effective Date, the Parties shall adopt a transition plan pursuant to which Syros shall, and shall cause any Affiliates to, without additional compensation, disclose and make available to GBT complete and accurate copies of all pre-clinical and non-clinical data, results of analyses thereof and reports with respect to all Licensed Compounds generated by or on behalf of Syros or its Affiliates prior to the Effective Date or during the Research Term prior to the Option Effective Date (other than CMC data, the transfer of which shall be subject to the terms and conditions of Section 5.6(c) and any supply agreement entered into pursuant to Section 5.6(b)).  If the Option Effective Date occurs prior to the expiration of the Research Term, on an ongoing basis thereafter, [***], Syros shall make available to GBT complete and accurate copies of all such data, results of analyses and reports generated during the Research Term since the last such transfer under this Section 3.3.  Following both the Option Effective Date and the expiration or termination of the Research Term, to the extent Syros identifies any such data, results of analyses and reports that should have been previously delivered in accordance with the foregoing, it shall make available to GBT complete and accurate copies thereof promptly (and in any event within [***]) thereafter.  The Parties shall cooperate with each other in good faith to enable a smooth transfer of such data, results of analyses and reports to GBT.  Upon GBT’s reasonable request and at GBT’s reasonable cost and expense, during the [***] period following the later of (a) the end of the Research Term and (b) the Option Effective Date, Syros shall provide reasonable technical consultation, including making appropriate employees available to GBT at reasonable times, places and frequency and upon reasonable prior notice, for the purpose of assisting GBT to understand and use such data, results of analyses and reports in connection with GBT’s Development, seeking or obtaining Regulatory Approval for, manufacture or Commercialization of Licensed Compounds and Products. Thereafter during the Term, to the extent reasonably requested by GBT for GBT’s Development of, or seeking or obtaining Regulatory Approval for, manufacture or Commercialization of any Licensed Compound or Product, Syros shall use good faith efforts to respond to any reasonable inquiries from GBT for any data, results of analysis or reports generated by or on behalf of Syros or its Affiliates during the Research Term.  Consultation or assistance provided by Syros pursuant to this Section 3.3 shall be at GBT’s reasonable cost and expense.

3.4No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.  All rights not otherwise expressly granted hereunder by a Party shall be retained.

3.5Confirmatory Patent License.  Syros shall, if requested to do so by GBT, promptly enter into confirmatory license agreements in the form reasonably agreed by the Parties (and not inconsistent with the terms of this Agreement) for purposes of recording the exclusive licenses granted under this Agreement with such patent offices in the Territory as GBT considers appropriate.  Until the execution of any such confirmatory licenses, so far as may be legally possible, Syros and GBT shall have the same rights in respect of the Licensed Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

3.6Exclusivity.

(a)Exclusivity Obligations.  Subject to Section 3.6(b) and Section 3.6(c), from the Effective Date until:

(i)the first to occur of (A) the [***] of the Option Effective Date and (B) the date of [***] (the “Exclusivity Period”), each Party covenants to the other that it shall not, itself or with or through any Affiliate or Third Party, and shall not grant any Affiliate or Third Party any rights to, clinically develop or commercialize any Competing Compound; or

(ii)the expiration or earlier termination of the Research Term, each Party covenants to the other that it shall not, itself or with or through any Affiliate or Third Party, and shall not grant any Affiliate or Third Party any rights to, knowingly engage in (A) target validation activities for a Collaboration Target to assess the role of such Collaboration Target in fetal hemoglobin up-regulation outside of this Agreement (other than for purposes of confirming compliance with this Section 3.6(a)(ii)) (“Collaboration Target Validation Activities”) or (B) Drug Discovery and Development Activities with the specific intent to discover or develop any Competing Compound.  “Drug Discovery and Development Activities” means compound structure discovery and screening, identification of structure-activity relationships or performance of in vitro or in vivo pharmacology, pharmacodynamics or toxicology studies; provided that if in the course of or as a result of any Drug Discovery and Development Activities that are not specifically intended to discover or develop any Competing Compound, a Party or its Affiliate determines that it nonetheless has a compound from such activities that is a Competing Compound, then (i) such compound shall not be considered a Licensed Compound, (ii) such Party and its Affiliates will not conduct any further activities that are prohibited with respect to any Competing Compound under this Section 3.6(a) (and continued conduct, if any, will be deemed a violation of the preceding clause (B)), except to the extent permitted pursuant to Section 3.6(b).

Notwithstanding the foregoing, each Party’s obligations under this Section 3.6(a) shall expire upon the termination of this Agreement in accordance with Section 11.2(e) in the event the Option Exercise Period expires without exercise by GBT of the Option.  In addition, for clarity, each Party shall be free (A) to clinically develop and commercialize any Competing Compound at any time after the expiration of the Exclusivity Period during the remainder of the Term (subject in the case of Syros to Section 3.6(c)) and (B) to engage in Collaboration Target Validation Activities, and Drug Discovery and Development Activities with the specific intent to discover or develop any Competing Compound, at any time after the expiration or earlier termination of the Research Term.  For clarity, if either Party discovers or preclinically develops a Competing Compound after the expiration or earlier termination of the Research Term but during the remaining Exclusivity Period, such activities alone would not constitute a breach of Section 3.6(a)(i) above or the other provisions of this Section 3.6.

(b)Exceptions for Competitive Program Transaction.  Notwithstanding Section 3.6(a), subject to clause (v) of this Section 3.6(b), in the event that during the Exclusivity Period a Third Party becomes (x) a controlling (as defined in Section 1.2) Affiliate of a Party as a result of a Change of Control of such Party, or (y) a controlled (as defined in Section 1.2) Affiliate of a Party through a merger, acquisition, reorganization, consolidation or other similar transaction by a Party or any of its Affiliates and, prior to the date on which the agreement(s) effecting such transaction was first executed, such new controlling or controlled Affiliate (or any affiliate of such new controlling or controlled Affiliate) was conducting any Competitive Program (such transaction, a “Competitive Program Transaction”):

(i)If such Competitive Program Transaction involves a Change of Control of such Party, then such new Affiliate shall have the right to continue such Competitive Program and such continuation shall not constitute a breach by such Party of its exclusivity obligation set forth in Section 3.6(a), provided that (A) such new Affiliate conducts such Competitive Program independently of the activities under this Agreement; (B) such new Affiliate does not use any Licensed IP, Inventions, Program Know-How, Syros Platform IP, Confidential Information of the other Party or Confidential Information of both Parties in the conduct of such Competitive Program; and (C) such Party establishes reasonable internal safeguards designed to ensure that the foregoing requirements are satisfied.

(ii)If such Competitive Program Transaction does not involve a Change of Control of such Party, then such Party shall provide written notice of such Competitive Program Transaction to the other Party within [***] after the effective date thereof, and such Party shall be required to elect, which such election it shall include in any such notice, either to: (A) terminate, or cause such new Affiliate to terminate, such Competitive Program or (B) divest, or cause such new Affiliate to divest, whether by license or otherwise, such Competitive Program.

(iii)If such Party notifies such other Party under Section 3.6(b)(ii) that it intends to terminate, or cause such new Affiliate to terminate, such Competitive Program, then such Party or such new Affiliate shall (A) promptly terminate such Competitive Program as quickly as possible with due regard for patient safety and the requirements of applicable Law; and (B) confirm to such other Party in writing when such termination has been completed.  Such new Affiliate’s continuation of any Competitive Program during such period shall not constitute a breach of such Party’s obligations under Section 3.6(a); provided that (1) such new Affiliate conducts such Competitive Program(s) independently of the activities under this Agreement; (2) such new Affiliate does not use any Licensed IP, Inventions, Program Know-How, Syros Platform IP, Confidential Information of the other Party or Confidential Information of both Parties in the conduct of such Competitive Program; and (3) such Party establishes reasonable internal safeguards designed to ensure that the foregoing requirements are satisfied.

(iv)If such Party notifies such other Party under Section 3.6(b)(ii) that it intends to divest such Competitive Program, then such Party or such new Affiliate shall (A) use commercially reasonable efforts to effect such divestiture as quickly as possible, and in any event within [***] of such Party’s notice under Section 3.6(b)(ii); and (B) confirm to such other Party in writing when such divestiture has been completed; provided, however, that such [***] period shall be extended for an additional period not to exceed [***] as is necessary to obtain any competition approvals required to complete such divestiture if such Party or such new Affiliate is using commercially reasonable efforts to obtain such approvals.  Such Party shall keep such other Party reasonably informed of its efforts and progress in effecting such divestiture until it is completed.  If such Party or such new Affiliate effects such divestiture by way of one or more licenses or sublicenses, then the licensor shall be entitled to receive license fees, milestones and royalties on sales of any Competing Compound that constitutes a Competitive Program so divested; provided that neither such Party nor such new Affiliate funds or continues to conduct any Competitive Program.  Such new Affiliate’s continuation of any Competitive Program during such [***] period (and if applicable, additional [***]) period(s) shall not constitute a breach of such Party’s obligations under Section 3.6(a); provided that (1) such new Affiliate conducts such Competitive Program(s) independently of the activities under this Agreement; (2) such new Affiliate does not use any Licensed IP, Inventions, Program Know-How, Syros Platform IP, Confidential Information of the other Party or Confidential Information of both Parties in the conduct of such Competitive Program; and (3) such Party establishes reasonable internal safeguards designed to ensure that the foregoing requirements are satisfied.

(v)Notwithstanding anything contained in this Section 3.6 to the contrary, (1) in the event that the Competitive Program Transaction occurs after the end of the Research Term, (x) nothing contained in this Section 3.6 shall restrict any new Affiliate of the applicable Party from engaging in any Collaboration Target Validation Activity or any Competitive Drug Discovery Program, (y) such new Affiliate’s conduct of any Collaboration Target Validation Activity or any Competitive Drug Discovery Program shall not constitute a breach by such Party of its exclusivity obligation set forth in Section 3.6(a) and (z) such Party and such new Affiliate shall not be required to comply with Section 3.6(b)(i)-(iv) with respect to any Collaboration Target Validation Activity or any Competitive Drug Discovery Program, and (2) in the event that the Competitive Program Transaction occurs prior to the end of the Research Term, any obligations of the applicable Party and any new Affiliate under Section 3.6(b)(i) and 3.6(b)(iv)shall terminate with respect to any Collaboration Target Validation Activity and any Competitive Drug Discovery Program after the end of the Research Term. For clarity, nothing in this Section 3.6(b)(v) shall apply to a Competitive Program that is a program to conduct the clinical development or commercialization of any Competing Compound.

(c)Consequences of Competing Program or Change of Control. If (a) Syros or its Affiliate conducts any Competitive Program at any time during the Term, or (b) a Third Party becomes a controlling (as defined in Section 1.2) Affiliate of Syros as a result of a Change of Control of Syros at any time during the Term, then in either case ((a) or (b)) Syros’ Co-Detailing Option under Section 5.8 shall immediately terminate and the JDC shall automatically disband in accordance with Section 4.6.

(d)Covenants Regarding Each Party’s IP.

(i)Notwithstanding any right of GBT to discover or preclinically develop a Competing Product after the Research Term (including during the remainder of the Exclusivity Period), or to conduct research with respect to, develop, make, have made  (including manufacture and have manufactured), use, sell, offer for sale, import, export and otherwise exploit and commercialize Competing Products after the Exclusivity Period, GBT covenants to Syros that, during and after the Exclusivity Period, GBT shall not, itself or with or through any Affiliate or Third Party, and shall not grant any Affiliate or Third Party any rights to, use or practice any Licensed IP (other than any Joint IP) or Syros Platform IP in connection with any such activities.

(ii)Notwithstanding any right of Syros to discover or preclinically develop a Competing Product after the Research Term (including during the remainder of the Exclusivity Period), or to conduct research with respect to, develop, make, have made  (including manufacture and have manufactured), use, sell, offer for sale, import, export and otherwise exploit and commercialize Competing Products after the Exclusivity Period, Syros covenants to GBT that, during and after the Exclusivity Period, Syros shall not, itself or with or through any Affiliate or Third Party, and shall not grant any Affiliate or Third Party any rights to, use or practice any GBT Licensed IP (other than any Joint IP) in connection with any such activities.

3.7Syros Covenant Not to Sue.  With respect to any Syros Platform IP used, practiced or disclosed to GBT or its Affiliates by Syros or its Affiliates in conducting the Research Program (“Utilized Syros Platform IP”), neither Syros nor any of its Affiliates shall institute or prosecute during the Term any legal action against GBT or any of its Affiliates or any sublicensees hereunder to which GBT has granted Development or Commercialization rights with respect to a Licensed Compound or Product and for which Syros has received notice pursuant to Section 3.2(c), alleging that the exploitation by GBT or any of its Affiliates or any such sublicensees of any Licensed Compound or Product in accordance with the terms of this Agreement infringes or misappropriates any such Utilized Syros Platform IP; provided, that Utilized Syros Platform IP shall not include any Syros Platform IP licensed to Syros by [***]. For clarity, nothing contained in this Agreement requires Syros to disclose or transfer to GBT or any of its Affiliates any Syros Platform IP.  Unless the Parties otherwise agree in writing, Syros shall not use or practice any [***] in conducting the Research Program.

Article 4
GOVERNANCE

4.1Joint Steering Committee. Within [***] following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the

“JSC”), composed of three (3) (or such other number as agreed between the Parties) representatives of each Party having research roles within such Party, each having sufficient experience and responsibility within such Party to make decisions arising within the scope of the JSC’s responsibilities.  The JSC shall oversee the Research Program and shall in particular:

(a)coordinate the activities of the Parties under the Research Plan and oversee the implementation of the Research Plan;

(b)monitor and receive reports on the progress of the Research Program and review expenditures against the Research Budget;

(c)determine the in vitro assay and criteria for characterizing compounds as Collaboration Compounds or Select Related Compounds based on potency and selectivity;

(d)review and select the criteria for efficiently advancing Collaboration Compounds through stages of research under the Research Program;

(e)review and discuss Collaboration Compounds which have been proposed by a Party under Section 2.4(a) as potential IND Candidates to be selected by GBT to advance to IND-Enabling Studies;

(f)subject to Section 4.2, select additional biological targets to be included as Collaboration Targets or de-designate as Collaboration Targets biological targets set forth on Exhibit C;

(g)provide a forum for, and facilitate frequent communications between, the Parties with respect to the Research Program;

(h)prepare, discuss and, subject to Section 4.2, approve any amendments to the Research Plan and/or Research Budget;

(i)determine the requirements for a reasonable and customary candidate selection data package that Syros shall provide to the JSC for the Parties’ consideration pursuant to Section 2.4(a); and

(j)perform such other functions as appropriate to further the purposes of the Research Program, as expressly set forth in this Agreement or allocated to the JSC by the Parties in writing.

4.2Executive Approval. Notwithstanding the foregoing in Section 4.1, (a) the selection by the JSC of additional biological targets to be included as Collaboration Targets or the de-designation as Collaboration Targets by the JSC of biological targets set forth on Exhibit C pursuant to Section 4.1(f) and (b) the approval by the JSC of any amendments to the Research Plan and/or Research Budget pursuant to Section 4.1(h) shall not become effective unless and until approved in writing by an authorized representative of each Party.

4.3Decision-Making. Except for decisions as to whether a proposed Collaboration Compound should be designated as an IND Candidate, which shall be subject solely to the decision of GBT, and except as provided in clauses (a) and (b) below, all decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  The Parties will strive to reach consensus on all such decisions of the JSC, acting in good faith and using diligent efforts.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC that is within its authority, the representatives of the Parties cannot reach unanimous agreement as to such matter within [***] after such matter was brought to the JSC for resolution, such disagreement shall be referred to the Executive Officers (or their designees) of each Party for resolution.  If the Executive Officers (or their designees) cannot resolve such matter within [***] after such matter has been referred to them, then:

(a)if such matter concerns the conduct of activities under the Research Program which are consistent with the then current Research Plan and Research Budget, then Syros shall have the final right to decide such matter;

(b)if such matter concerns (i) selection criteria for characterizing compounds as Collaboration Compounds or Select Related Compounds pursuant to Section 4.1(c), or (ii) any proposed increases to the Research Budget that do not entail an increase in FTE resources required to be deployed by Syros, then GBT shall have the final right to decide such matter, and

(c)if such matter concerns any issue not covered by Section 4.3(a) or Section 4.3(b), then the status quo shall prevail with respect to such matter and no changes shall be made except by agreement of the Parties.  For clarity, the Parties shall mutually agree on (i) the selection of additional biological targets to be included as Collaboration Targets or the de-designation as Collaboration Targets of biological targets set forth on Exhibit C, (ii) any amendments to the Research Plan, or (iii) any decreases to the Research Budget.

4.4Termination of the JSC.  The JSC shall be disbanded and cease to exist upon the expiration or termination of the Research Term or, if later, the formation of the JDC pursuant to Section 4.5.

4.5Joint Development Committee. Within [***] following the Option Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”), composed of three (3) (or such other number as agreed between the Parties) representatives of each Party having clinical, regulatory, or manufacturing development roles within such Party, which shall:

(a)review and discuss GBT’s Development plans for IND Candidates and other Collaboration Compounds; and

(b)provide a forum for Syros to provide input, and for GBT to provide updates, to such Development plans.

The JDC shall act solely as an advisory board and communication forum, and not as a decision-making body.  For clarity, Syros shall have no authority after the Option Effective Date to make any decisions with respect to the Development, manufacture and Commercialization of Collaboration Compounds or Products in the Field in the Territory (except in relation to the ongoing performance of the Research Plan during the Research Term (as applicable) in accordance with this Agreement).

4.6Termination of JDC.  The JDC shall be disbanded and cease to exist upon the earlier of: (a) the first approval of an MAA by the applicable Regulatory Authority for the first Product; (b) Syros’ uncured material breach of its exclusivity obligations under Section 3.6; (c) GBT’s termination of the Research Program pursuant to Section 11.2(a); (d) a Change of Control of Syros; or (e) any conduct by Syros or its Affiliates of any Competitive Program Transaction.

4.7Committee Membership and Meetings.

(a)Members. Each Party may replace its representatives on any Committee on written notice to the other Party.  Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee.  The co-chairpersons of each Committee will be responsible for sending invitations and agendas for Committee meetings to all members at least [***] before the next scheduled meeting and shall jointly prepare and circulate reasonably detailed minutes of each Committee meeting, but will otherwise have no additional powers or rights beyond those held by other Committee representatives.

(b)Meetings.  Each Committee shall hold meetings at such times as it elects to do so or as either Party reasonably requests, but in no event shall such meetings be held less frequently than [***] for the JSC and [***] for the JDC.  Meetings may be held in person or by audio or video teleconference.  In-person meetings shall be held at locations agreed by the Parties.  Each Party shall be responsible for all of its own expenses of participating in Committee meetings.  No action taken at any meeting of any Committee shall be effective unless at least one representative of each Party is participating.

(c)Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that (i) such participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement and no less stringent than the confidentiality and non-use obligations contained herein, and (ii) each Party shall provide prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting.

4.8Limitations of Committee Authority.  Each Committee shall have only the powers expressly assigned in this Article 4 and in Article 2, and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

4.9Alliance Managers.  In addition to the JSC described in Section 4.1, GBT and Syros each acknowledge and agree that it would be beneficial to the Research Program for each to have a senior representative with a general understanding of the activities under such programs to act as an alliance manager during the Research Term (each, an “Alliance Manager”), and each will appoint such person to the extent each Party in its sole discretion determines it is practical.  It is envisioned that the Alliance Managers will serve as a single point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties.  Each Party’s Alliance Manager may attend JSC and JDC meetings as appropriate and will facilitate dispute resolution and decision-making process within the JSC in accordance with the terms of this Agreement, provided that the Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

Article 5
DEVELOPMENT AND COMMERCIALIZATION

5.1General.  As between the Parties, from and after the Option Effective Date, GBT shall be solely responsible, at its own expense, for all aspects of the Development (including IND-Enabling Studies other than those for which Syros is specifically allocated responsibility pursuant to the Research Plan), manufacture and Commercialization of Licensed Compounds and Products in the Field in the Territory pursuant to this Agreement.

5.2Diligence.  During the Term, GBT shall use Commercially Reasonable Efforts to Develop (including to seek and obtain Regulatory Approval of) and, if Regulatory Approval is obtained, Commercialize at least one Product in the Field in the United States and in the Major Markets.

5.3Development Records.  GBT shall maintain complete, current and accurate records of all Development activities it conducts under this Agreement and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  GBT shall document all non-clinical studies and clinical trials in formal written study reports according to applicable Laws and national and international guidelines (e.g., ICH, good clinical practices, GLP, and GMP).

5.4Subcontractors.  GBT may perform its Development and Commercialization activities through one or more Third Party subcontractors.  GBT shall remain responsible for the work delegated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, and shall have entered into a written agreement with each such subcontractor that contains market-appropriate provisions relating to confidentiality and assignment or licensing of resulting intellectual property rights.

5.5Regulatory Activities.

(a)Regulatory Materials and Approvals. GBT shall be responsible for preparing and filing all Regulatory Materials and seeking all Regulatory Approvals in the Field in the Territory, including preparing all reports necessary as part of a Marketing Authorization Application.  As between the Parties, all Regulatory Materials for any Product in the Territory shall be filed in the name of GBT, and GBT alone shall be responsible for all communications and other dealings with any Regulatory Authority relating to any Product in the Territory.  As between the Parties, subject to Section 11.3, GBT shall be the legal and beneficial owner of all Regulatory Approvals in the Territory.

(b)Recalls, Suspensions or Withdrawals.  As between the Parties, subject to the applicable recall provisions of any supply agreement entered into by the Parties pursuant to Section 5.6, GBT shall be solely responsible for handling any recall, market suspension or market withdrawal in the Field in the Territory at its sole cost and expense.  If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, GBT shall initiate such a recall, market suspension or market withdrawal in compliance with applicable Law.

(c)Global Safety Database.  GBT shall establish, hold and maintain (at GBT’s sole cost and expense) the global safety database for each Product Developed or Commercialized in the Territory.

5.6Manufacturing.

(a)Responsibility.  Following the expiration of the Research Term, GBT shall be solely responsible, at its sole expense, for all manufacture of Licensed Compounds and Products for use under this Agreement, except as may be expressly set forth herein or agreed by the Parties in writing.

(b)Potential Supply by Syros. Within [***] following the Option Effective Date (or such other time upon mutual agreement by the Parties), GBT may, upon written notice, request that Syros manufacture and supply to GBT its reasonable requirements for Collaboration Compounds or Products for any IND Candidate for the conduct of IND-Enabling Studies or First-in-Human Clinical Trials.  In the event of any such notice, the Parties shall negotiate in good faith to enter into a mutually acceptable and commercially reasonable supply agreement and associated quality agreement, under which GBT shall purchase such Licensed Compound or Product at a price equal to Syros’s internal costs (at the FTE Rate) and out-of-pocket costs to manufacture such Licensed Compound or Product.  In connection with such negotiation, Syros shall confer with GBT regarding any Third Party manufacturer that Syros intends to use to carry out such activities, including the technology transfer provisions included or proposed to be included in such agreement.  In the event GBT is not satisfied with the selection of such Third Party manufacturer or such technology transfer provisions and notifies Syros thereof in writing within [***] of disclosure by Syros thereof, neither GBT nor Syros shall have any obligation to negotiate a supply agreement (and Syros shall have no obligation to supply hereunder) unless otherwise agreed in writing.

(c)Manufacturing Technology Transfer. Following the Option Effective Date and at a time reasonably requested by GBT, the Parties shall cooperate to facilitate a transfer of the relevant manufacturing process for the applicable Licensed Compound or Product to GBT or its designee.  Syros shall exercise its rights under the terms of the applicable upstream manufacturing agreement between Syros and the Third Party manufacturer to require the Third Party manufacturer to conduct such transfer pursuant to the terms and conditions of the applicable agreement, which agreement shall entitle Syros to receive or direct a technology transfer consistent with the Third Party manufacturer’s customary transfer standard operating procedure or as otherwise provided in the applicable agreement.  Syros shall provide reasonable assistance to GBT in connection with such manufacturing transfer by making Syros’ technical personnel who are knowledgeable about the manufacturing process reasonably available to GBT for consultation and, if applicable, introducing GBT to Syros’s Third Party manufacturer(s) for Licensed Compounds and Products.  GBT shall reimburse all reasonable and documented internal costs (at the FTE Rate) and reasonable and documented out-of-pocket costs incurred by Syros to conduct and assist GBT with such technology transfer.

5.7Reports.  On a [***], during the period commencing on the termination of the JDC and ending on the earlier of (a) [***] and (b) [***], GBT shall provide Syros with a summary of GBT’s material Development activities with respect to each Product in the Territory since the last such report that is sufficiently detailed for Syros to confirm GBT’s compliance with its obligations pursuant to this Article 5 and progress towards the achievement of the milestone events set forth in Section 6.4(a).  On a [***] basis during the Term, GBT shall (1) provide to Syros a list of all  Collaboration Compounds and Select Related Compounds determined by or on behalf of GBT or its Affilates during the applicable [***] period to meet the in vitro assay criteria for characterizing compounds as Collaboration Compounds or Selected Related Compounds determined by the JSC pursuant to Section 4.1(c) and (2) notify Syros of each commencement of IND Enabling Studies with respect to any Licensed Compound or Product.

5.8Co-Detailing Option.

(a)Grant of Co-Detailing Option. Subject to potential termination as provided in Section 3.6(c), and the payment to GBT of the Co-Detailing Option Exercise Fee pursuant to Section 5.8(b), GBT hereby grants Syros a one-time option to provide [***] of the details for the first Product (other than Combination Products) for which the filing of an NDA has been accepted by the FDA (the “Co-Detail Product”) in the United States, as further described in this Section 5.8 (the “Co-Detailing Option”).  Notwithstanding the foregoing, if Syros does not exercise the Co-Detailing Option with respect to the first such Product for which the filing of an NDA has been accepted by the FDA, then the Co-Detailing Option shall not apply to any future Products and this Section 5.8 shall become null and void.  Notwithstanding the foregoing, (i) the Co-Detailing Option (if not then exercised or expired) will terminate immediately upon a Change of Control of Syros, (ii) if Syros exercises its Co-Detailing Option and subsequently undergoes a Change of Control, Syros shall not have the right to assign its rights to co-detail under this Section 5.8 in connection with such Change of Control, unless GBT consents to such assignment in GBT’s sole discretion, and (iii) GBT shall have the right, upon [***] written notice, where the Co-Detailing Option has as of such time been exercised by Syros, to terminate Syros’s rights to co-detail under this Section 5.8 in the event that Syros or its Affiliate clinically develops or commercializes any Competing Product, or in the event of an assignment of this Agreement in its entirety by Syros (other than an assignment to an Affiliate of Syros), in any case unless GBT otherwise consents to the continuation of such co-detail rights in such circumstances, which consent may be withheld in GBT’s sole discretion.

(b)Co-Detailing Option Exercise.  Syros may, in its sole discretion, exercise the Co-Detailing Option by (i) providing written notice to GBT at any time within [***] following delivery of written notice to Syros of the FDA’s acceptance of a filing of an NDA for the Co-Detail Product (the “Exercise Notice”) and (ii) paying to GBT the Co-Detailing Option Exercise Fee within [***] of execution by the Parties of the Co-Detailing Agreement in accordance with Section 5.8(c).  For clarity, if Syros does not provide the Exercise Notice or pay the Co-Detailing Option Exercise Fee to GBT within the respective periods set forth in the preceding sentence, then the Co-Detailing Option and the Co-Detailing Agreement shall immediately and automatically terminate.

(c)Co-Detailing Agreement.  Within [***] following Syros’ exercise of the Co-Detailing Option, the Parties shall negotiate in good faith and enter into a co-detailing agreement (the “Co-Detailing Agreement”) setting forth the terms and conditions of Syros’s co-detailing of the Co-Detail Product.  The Co-Detailing Agreement shall be consistent with this Section 5.8 and shall contain additional mutually agreed reasonable and customary terms.

(d)Co-Detailing Key Terms.

(i)If Syros timely exercises the Co-Detailing Option in accordance with Section 5.8(b), Syros’ right to co-detail the Co-Detail Product shall commence [***] after the First Commercial Sale of the Co-Detail Product in the United States (the “Co-Detail Start Date”).  Syros’s right to co-detail the Co-Detail Product in the United States shall terminate on the [***] anniversary of the Co-Detail Start Date, and thereafter Syros shall have no right to conduct any detailing of the Co-Detail Product.

(ii)GBT shall reimburse Syros for Syros’ detailing efforts on a [***], as mutually agreed upon and further described in the Co-Detailing Agreement.

(e)Decision-Making.  Notwithstanding the Co-Detailing Option exercise by Syros under this Section 5.8, GBT shall maintain full responsibility and decision-making authority with respect to the Commercialization of the Co-Detail Product, including sales force sizing, determination and methodology for determining, the requisite number of details in any given year, target call lists, and the like.

Article 6

FINANCIAL PROVISIONS

6.1Upfront Payment.  GBT shall pay to Syros a one-time, non-refundable, non-creditable upfront payment of Twenty Million Dollars ($20,000,000) within fifteen (15) Business Days after the Effective Date.

6.2Reimbursement of Research Costs.  Within [***] after the end of each calendar quarter during which Syros has incurred any FTE-related costs (calculated by multiplying the applicable number of FTEs by the FTE Rate) or documented out-of-pocket costs to conduct the Research Program in accordance with the Research Plan (including the Research Budget set forth therein) (the “Incurred Budgeted Costs”), Syros shall submit to GBT a reasonably detailed report setting forth all such Incurred Budgeted Costs and all Permitted Overspend incurred in such calendar quarter (the “Approved Costs”) as well as any other FTE-related costs (calculated by multiplying the applicable number of FTEs by the FTE Rate) or documented out-of-pocket costs to conduct the Research Program in accordance with the Research Plan (but, for clarity, beyond the Research Budget) incurred in such calendar quarter (the “Unapproved Costs”).  Such report shall be accompanied by an invoice for all Approved Costs.  Upon GBT’s request, Syros shall promptly provide GBT with reasonable supporting documentation, including with respect to any Unapproved Costs, and use good faith efforts to resolve any dispute or inquiry that GBT may have over any amount so invoiced.  GBT shall pay to Syros an amount equal to the Approved Costs so invoiced within [***] after the receipt of each such invoice.  At GBT’s sole discretion, it may also pay to Syros some or all of the Unapproved Costs, but shall not be required to do so.

6.3Option Exercise Fee.  Upon delivery of the Option Exercise Notice, GBT shall pay to Syros a non-refundable, non-creditable exercise fee equal to [***] ($[***]) (the “Option Exercise Fee”) within [***] after delivery of such notice.

6.4Clinical and Commercial Milestone Payments.

(a)Milestone Events.  Subject to the remainder of this Section 6.4, on a Licensed Compound-by-Licensed Compound basis, GBT shall pay to Syros the non-refundable, non-creditable clinical and commercial milestone payments set forth in the table below upon the achievement of the corresponding milestone event set forth in the table below for each of the first two (2) Indications for the first Product containing such Licensed Compound to achieve such milestone event with respect to such Indication, provided that milestone event number 1 below shall only be payable with respect to the first (1st) Indication for which such milestone is achieved for such Licensed Compound.  For clarity, (i) for the purposes of this Section 6.4 and Sections 6.5 and 6.6, Products will be considered different Products only if they contain different Licensed Compounds and (ii) the same milestone event may be achieved with respect to the first and second Indications in a single clinical trial (e.g., in the case of a first Initiation of a First-In-Patient Clinical Trial for which the clinical trial protocol covers more than one Indication).  GBT shall notify Syros within [***] after the achievement of each milestone event below.  After achievement, Syros may issue an invoice for the applicable milestone payment, and GBT shall pay such invoice within [***] after receipt thereof.

Milestone Event	Milestone Payment – First Indication	Milestone Payment – Second Indication
1. [***]	$[***]	$[***]
2. [***]	$[***]	$[***]
3. [***]	$[***]	$[***]
4. [***]	$[***]	$[***]
5. [***]	$[***]	$[***]
6. [***]	$[***]	$[***]
7. [***]	$[***]	$[***]
Total (per Licensed Compound)	$[***]	$[***]

(b)Milestones for Backup Compounds.  Notwithstanding anything to the contrary in Section 6.4(a), with respect to a Product for an Indication that achieves a milestone event pursuant to Section 6.4(a), if GBT terminates the Development or Commercialization of the Licensed Compound contained in such Product in favor of a replacement Licensed Compound directed to the same therapeutic target (such replacement, a “Backup Compound”), then such Backup Compound shall be deemed the same as the Licensed Compound for the purposes of determining milestone payments owed under Section 6.4(a), and GBT shall not pay any milestone payment for the achievement of a milestone event for an Indication for a Product containing such Backup Compound if GBT has already made a milestone payment for the achievement of such milestone event for such Indication for a Product containing such Licensed Compound.

(c)Catch-Up Payments.  If milestone event #[***] is achieved for a Licensed Compound and Indication, and at such time any earlier milestone event (i.e., milestone event #[***], as applicable) has not been achieved for such Licensed Compound and Indication, then such earlier milestone event will be deemed achieved and the corresponding milestone payment will be due.  If milestone event #[***] is achieved for a Licensed Compound and Indication, and at such time any of milestone event #[***] has not been achieved for such Licensed Compound and Indication, then such earlier milestone event will be deemed achieved and the corresponding milestone payment will be due.  If milestone event #[***] is achieved for a Licensed Compound and Indication, and at such time any of milestone event #[***] has not been achieved for such Licensed Compound and Indication, then such earlier milestone event will be deemed achieved and the corresponding milestone payment will be due.  If milestone event #[***] is achieved for a Licensed Compound and Indication, and at such time any of milestone event #[***] has not been achieved for such Licensed Compound and Indication, then such earlier milestone event will be deemed achieved and the corresponding milestone payment will be due.

6.5Sales Milestones.

(a)Sales Milestone Events.  On a Licensed Compound-by-Licensed Compound basis, GBT shall pay to Syros the one-time (per Licensed Compound) non-refundable, non-creditable sales milestone payments set forth in the table below when the aggregate annual Net Sales of all Products containing such Licensed Compound for any and all uses in the Field sold in the Territory in a calendar year first reach the corresponding threshold value indicated below.

Milestone Event	Milestone Payment
1. First calendar year in which aggregate annual Net Sales of Products exceed $[***]	$[***]
2. First calendar year in which aggregate annual Net Sales of Products exceed $[***]	$[***]
3. First calendar year in which aggregate annual Net Sales of Products exceed $[***]	$[***]
4. First calendar year in which aggregate annual Net Sales of Products exceed $[***]	$[***]
Total (for each Licensed Compound)	$[***]

(b)Notice and Payment.  As part of the royalty report required by Section 6.6(f), GBT shall provide written notice to Syros if the aggregate annual Net Sales in respect of a Product in the Territory first reach any threshold value set forth in Section 6.5(a) above during the time period to which such report pertains.  After the receipt of such notice from GBT, Syros shall submit to GBT an invoice for the corresponding sales milestone payment.  GBT shall pay such amount to Syros within [***] after the receipt of such invoice.

6.6Royalty Payments.

(a)Royalty Rate.  On a Product-by-Product basis, GBT shall make quarterly royalty payments to Syros on the aggregate Net Sales of such Product achieved in the applicable calendar year, as calculated by multiplying the applicable royalty rate(s) set forth in the table below by the corresponding amount of incremental, aggregated Net Sales of such Product for any and all uses in the Field in the Territory achieved in the applicable calendar year.

Aggregate Net Sales of Each Product in the Territory in a Calendar Year	Royalty Rate
On that portion of aggregate Net Sales of such Product less than or equal to $[***] in a calendar year	[***]%
On that portion of aggregate Net Sales of such Product greater than $[***] but less than or equal to $[***] in a calendar year	[***]%
On that portion of aggregate Net Sales of such Product greater than $[***] but less than or equal to $[***] in a calendar year	[***]%
On that portion of aggregate Net Sales of such Product greater than $[***] in a calendar year	[***]%

(b)Royalty Term.  GBT’s obligation to pay royalties pursuant to this Section 6.6 shall expire, on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term for such Product in such country.

(c)Royalty Conditions.  The royalty payments under this Section 6.6 shall be subject to the following conditions:

(i)Only one (1) royalty shall be due with respect to each unit of Product, without regard to whether there is more than one Valid Claim or Patent Right covering such Product.

(ii)For the purpose of determining the applicable royalty tiers, the annual Net Sales of each Product in the Territory shall be aggregated separately.  In addition, the Net Sales of a Product sold in a country after the expiration of the Royalty Term for such Product in such country shall not be included in the calculation of annual Net Sales to determine the applicable royalty tiers.

(d)Royalty Reductions.  If, during any portion of the Royalty Term for a Product and country, there is no Licensed Covering Claim for such Product (or the applicable Licensed Compound) in such country, then the royalties payable under Section 6.6(a) on Net Sales of such Product in such country in respect of such portion of such Royalty Term will be reduced:

(i)by subtracting [***] (i.e., [***]%) from the rates listed in Section 6.6(a) (e.g., reducing a royalty rate from [***]% to [***]%) for any portion of such Royalty Term for which there is both (A) a Covering Claim in an Other Royalty Patent and (B) unexpired Regulatory Exclusivity, in each case (A) and (B) for such Product in such country;

(ii)by subtracting [***] (i.e., [***]%) from the rates listed in Section 6.6(a) (e.g., reducing a royalty rate from [***]% to [***]%) for any portion of such Royalty Term for which there is no Covering Claim for such Product in such country but there is unexpired Regulatory Exclusivity for such Product in such country; or

(iii)to [***] ([***]%) of the rates listed in Section 6.6(a) for any portion of such Royalty Term for which there is no Regulatory Exclusivity for such Product in such country.

(e)Royalty Floor.  In no event shall the amounts payable to Syros under this Section 6.6 in respect of a calendar quarter be reduced by operation of Sections 6.6(d) and 7.9 by more than [***]% of what would otherwise be due in respect of such calendar quarter by operation of this Section 6.6 without regard to Sections 6.6(d) and 7.9.

(f)Royalty Reports and Payment.  Within [***] after the end of each calendar quarter (but with respect to the fourth (4th) calendar quarter of any calendar year, within [***] after the end of such calendar year), commencing with the calendar quarter during which the First Commercial Sale of the first Product is made anywhere in the Territory, GBT shall provide Syros with a statement, on a Product-by-Product basis, of the amount of Net Sales of each Product stated in GBT’s “sales” line of its audited financial statements, including, solely if such amounts are not reported on a Product-by-Product basis, the gross invoiced amount and the itemized deductions taken to arrive at Net Sales, during the applicable calendar quarter, the applicable exchange rates, and a calculation of the amount of royalty payment due on such Net Sales for such calendar quarter, including any royalty reductions and deductions under Sections 6.6(d) and 7.9 and any Combination Product allocations.  No later than [***] after the delivery of each such royalty statement (and in any event within [***] after the end of each calendar year and [***] after the end of each of the first three (3) calendar quarters of any calendar year), GBT shall pay Syros in Dollars all royalties owed with respect to Net Sales for such calendar quarter.

6.7Third Party Payment Obligations.

(a)Subject to Section 7.9, GBT shall be responsible for the payment of royalty, milestone and other payments due to Third Parties under any agreements between such Party (or its Affiliates) and Third Parties on account of GBT’s and its Affiliates’ and sublicensees’ Development, manufacture and Commercialization of Products in the Field in the Territory.  GBT shall not be responsible for the payment of royalty, milestone and other payments due to Third Parties under any license agreements between Syros (or its Affiliates) and any Third Parties.

6.8Currency; Exchange Rate; No Refunds or Credits; Interest.

(a)Currency.  All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party receiving the payment.

(b)Exchange Rate.  The rate of exchange to be used in computing the amount of currency equivalent in Dollars for any Net Sales of Product shall be the rate used by GBT in its financial reporting in accordance with GAAP or IFRS.  For any other amount that is to be paid by one Party to the other Party and that is expressed in a foreign currency, the paying Party shall convert such amount into Dollar equivalents using the arithmetic average of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, for the calendar quarter to which such payment relates.

(c)Interest. Each Party shall be liable for interest on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the three (3) month LIBOR rate for Dollars as reported in the Wall Street Journal, Eastern Edition, for the applicable period (or in the event that the LIBOR is no longer an applicable reference rate, such reasonably equivalent alternative as the Parties reasonably agree), plus [***] ([***]%), calculated based on the number of days such payments are paid after the date such payments are due, or if lower, the highest rate allowed by applicable Law, commencing on the date such payments are due and ending when paid; provided that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

6.9Taxes.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments and other payments made under this Agreement.  To the extent a Party is required to deduct and withhold taxes on any payment to the other Party, such Party shall deduct the amounts of such taxes from the payment, pay such amounts to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes.  The Party receiving the payment shall provide the Party making the payment any tax forms that may be reasonably necessary in order for the Party making the payment not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.  Notwithstanding the foregoing, if the Party making the payment takes any actions that would increase any required withholding taxes that otherwise would not be required absent such action, including a change in tax residence, (sub)license or assignment of this Agreement or any rights or obligations hereunder by law or otherwise, or any merger, acquisition, asset purchase or sale of all or substantially all of its business or assets, the Party making the payment shall increase the amount so payable as necessary so that after such deduction or withholding of withholding taxes has been made, the other Party receives the amount it would have received had no such deduction or withholding been made.

6.10Financial Records and Audit.

(a)Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of Approved Costs, Net Sales, royalty payments and other amounts payable under this Agreement and to verify the achievement of all sales milestone events under this Agreement.  Upon [***] prior notice, such records shall be open during regular business hours for a period of [***] from the creation of individual records for examination at the auditing Party’s expense, and not more often than [***], by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, under this Agreement.  Any such auditor shall not disclose the audited Party’s confidential information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments under this Agreement.  Records for a particular time period may not be audited more than [***].

(b)Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [***] after the       accountant’s report.  If the audited Party is the Party that is required to make such additional payment or refund, the audited Party shall also pay interest as provided in Section  6.8(c) on such underpayment or overcharge by the audited Party from the original due date(s).

(c)The auditing Party shall bear the cost of such audit unless such audit reveals an underpayment or overcharge by the audited Party that resulted from a discrepancy in a financial report provided by the audited Party hereunder, which underpayment or overcharge was more than [***] ([***]%) of the amount actually due for the audited time period, in which case the audited Party shall reimburse the auditing Party for the reasonable out-of-pocket costs for such audit.

Article 7
INTELLECTUAL PROPERTY RIGHTS

7.1Inventorship and Ownership

(a)Inventorship.  Inventorship of Inventions conceived or reduced to practice under the Research Program or thereafter during the Term shall be determined in accordance with the patent Laws of the United States.

(b)Ownership.  Syros shall solely own any Syros Sole Inventions, Syros Sole Patents, Syros Sole Know-How and Syros Platform IP.  GBT shall solely own any GBT Sole

Inventions, GBT Sole Patents or GBT Sole Know-How.  The Parties shall jointly own any Joint IP.  Except to the extent either Party is restricted by the licenses granted to the other Party or exclusivity obligations under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the Joint IP without the duty of accounting or seeking consent from the other Party (and any such required consent is hereby deemed granted).

(c)Disclosure.  Each Party shall promptly disclose to the other Party all Inventions conceived by such Party, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors relating to such Inventions, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such Inventions.

(d)Assignment.  Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees to so assign, to the other Party, without additional compensation, such right, title and interest in, to and under the Joint Program IP as is necessary to fully effect ownership as provided for in Section 7.1(b).  GBT shall, and does hereby, assign, and shall cause its Affiliates to assign, to Syros, without additional compensation (but at Syros’ sole and reasonable expense, except in the case of GBT material breach), its and their entire right, title and interest in, to and under any Inventions and Know-How that constitute Syros Platform Improvements, and any Patent Rights that cover or claim Syros Platform Improvements.  Notwithstanding the foregoing, GBT shall only be required to transfer to Syros tangible embodiments of Inventions or Know-How that constitute Syros Platform Improvements.

(e)Personnel Obligations.  To the extent permitted by applicable Law, each employee or agent of a Party or its respective Affiliates performing work under this Agreement shall, prior to commencing such work, be bound by invention assignment obligations, including: (i) promptly reporting any invention, discovery, process or other intellectual property right; (ii) presently assigning to the applicable Party or Affiliate all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property; (iii) reasonably cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent or patent application; and (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement.  It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.  Each independent contractor of a Party or its respective Affiliates performing work under this Agreement shall, prior to commencing such work, be bound by commercially reasonable invention assignment or grantback obligations.

(f)Unaided Memory.  Notwithstanding either Party’s assignment or exclusive license to the other Party of any information pursuant to Section 3.2(a), Section 7.1(d), Section 7.4 or Section 11.3(b)(i), the Parties acknowledge the practical difficulty of policing the use of information in the unaided memory of a Party or its Affiliates and its and their officers, directors or employees, and as such each Party agrees that neither Party or its Affiliates shall be liable for the use by any of such Party or its Affiliates’ officers, directors or employees of specific information assigned or exclusively licensed to the other Party pursuant to Section 3.2(a), Section 7.1(d), Section 7.4 or Section 11.3(b)(i), as applicable, that is retained in the unaided memory of such officer, director or employee; provided that (a) such officer, director or employee is not aware that such information is owned or controlled by, or the Confidential Information of, the other Party, as applicable, at the time of such use; and (b) the foregoing is not intended to grant, and shall not be deemed to grant, such Party, its Affiliates, or its officers, directors and employees (i) a right to disclose any such information that is such other Party's Confidential Information, or (ii) a license under any Patents, Know-How or other intellectual property rights of such other Party.

7.2Patent Prosecution.  For the purpose of this Section 7.2 and Section 7.3, “prosecution” or “prosecute” shall mean, with respect to any Patent Rights, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending any interference, inter parties review proceeding, reissue proceeding, reexamination, post grant review proceeding, patent interference proceeding, opposition proceeding and any appeals therefrom) and maintenance (including payment of any patent annuity or maintenance fees) of such Patent Rights, as well as any requests for patent term adjustments, patent term extensions, supplementary protection certificates, or their equivalents with respect to such Patent Rights.  This Section 7.2 and Section 7.3 contemplate the transfer or other modification of the Parties’ respective obligations with respect to certain Patent Rights based on the applicable Transfer Dates, and for such purpose, “Transfer Date” shall mean, on a patent application-by-patent application basis (a) with respect to each Syros Sole Patent or Joint Patent, (i) if as of the Option Effective Date Syros has filed a PCT application with respect to such Patent Right, the Option Effective Date, (ii) if as of the Option Effective Date Syros has filed a provisional application with respect to such Patent Right and has not filed a PCT application with respect to such Patent Right, the date on which Syros files a PCT application with respect to such Patent Right and (iii) if as of the Option Effective Date Syros has not filed any provisional or PCT application with respect to such Patent Right, the Option Effective Date and (b) with respect to each GBT Sole Patent that is not an Other Royalty Patent, the Option Effective Date.  All references to “PCT application” in this Section 7.2 shall be deemed to include any non-provisional patent application filed in the United States, and for purposes of the Transfer Date provisions above, shall refer to the earlier of the filing of the PCT application or the filing of the non-provisional patent application in the United States.  After each Transfer Date, the Parties shall reasonably cooperate to effect an orderly transition of each Party’s prosecution responsibilities under this Section 7.2.

(a)Syros Platform Patents and Other Syros Patents.  Syros shall continue to own, and, as between the Parties, shall have the sole right, but not the obligation, to prosecute with the appropriate patent authorities in the Territory any Syros Platform Patents and any Other Syros Patents.

(b)GBT Licensed IP.  GBT shall continue to own, and (except in the case of (i) GBT Sole Patents other than Other Royalty Patents, which shall be prosecuted pursuant to Section 7.3, (ii) Joint Patents, which shall be prosecuted pursuant to Section 7.2(c) and Section 7.2(d), and (iii) Other Royalty Patents, which shall be prosecuted pursuant to Section 7.2(d)(v)), as between the Parties, shall have the sole right, but not the obligation, to prosecute with the appropriate patent authorities in the Territory any Patent Rights within the GBT Licensed IP.

(c)Prosecution of Syros Sole Patents and Joint Patents Prior to Transfer Date.

(i)As between the Parties, and prior to the Transfer Date, Syros shall have the sole right, but not the obligation, to prosecute all Syros Sole Patents and all Joint Patents in the Territory, at its sole cost and expense and utilizing patent counsel mutually agreed by the Parties. GBT shall provide all information reasonably requested by Syros from time to time in connection with Syros’s prosecution of the Joint Patents.

(ii)Syros shall keep GBT reasonably informed as to material developments with respect to the prosecution of the Syros Sole Patents and the Joint Patents. Syros shall provide GBT sufficiently in advance, whenever possible, for GBT to comment, with copies of all patent applications and other material submissions and communications with any patent authorities pertaining to the applicable Patent Rights.  Without limitation to Section 7.2(c)(iv), Syros shall consider in good faith all comments and recommendations of GBT with respect to such activities.

(iii)Syros shall not implement any decision to cease prosecution of, abandon or not to continue to pay the expenses of prosecution of, any Syros Sole Patents or Joint Patents in any jurisdiction in the Territory, in each case without the consent of GBT, not to be unreasonably withheld, conditioned or delayed.

(iv)Notwithstanding Sections 7.2(c)(i)-(iii), with respect to each Syros Sole Patent or Joint Patent for which, as of the Option Effective Date, Syros has filed a provisional application with respect to such Patent Right and has not filed a PCT application with respect to such Patent Right, from and after the Option Effective Date until the Transfer Date, Syros shall not file any PCT application and with respect to such Patent Right without the review and consent of GBT, not to be unreasonably withheld, conditioned or delayed.

(d)Prosecution of Syros Sole Patents and Joint Patents Following the Transfer Date.

(i)After the Transfer Date, GBT shall have the first right, but not the obligation, to prosecute all Syros Sole Patents and all Joint Patents in the Territory, at its sole cost and expense, and utilizing patent counsel mutually agreed by the Parties.  Syros shall provide all information reasonably requested by GBT from time to time in connection with GBT’s prosecution of the Syros Sole Patents and the Joint Patents.

(ii)GBT shall keep Syros reasonably informed as to material developments with respect to the prosecution of the Syros Sole Patents and the Joint Patents. GBT shall provide Syros sufficiently in advance, whenever possible, for Syros to comment, with copies of all patent applications and other material submissions and communications with any patent authorities pertaining to the applicable Patent Rights.  Without limitation to Section 7.2(d)(iv), GBT shall consider in good faith all comments and recommendations of Syros with respect to such activities.  GBT shall not narrow the scope of any claims of any Syros Sole Patent or Joint Patent in any manner that would (A) circumvent or negate any royalty obligation under Section 6.6 or (B) decrease the amount or duration of any royalty payments to Syros under Section 6.6, in each case ((A) or (B)), unless the Parties mutually agree in advance in writing.

(iii)If GBT determines to cease prosecution of, abandon or not to continue to pay the expenses of prosecution of, any Syros Sole Patents or Joint Patents in any jurisdiction in the Territory, GBT shall provide notice thereof to Syros at least [***] prior to any filing or final payment due date, or any other final due date that requires action, in connection with such Syros Sole Patents or Joint Patents.  In such event, GBT shall permit Syros, at its discretion and at its sole expense, to continue prosecution of such Syros Sole Patents or Joint Patents.  Syros’s prosecution of such Syros Sole Patents or Joint Patents shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Syros Sole Patents or Joint Patents other than as expressly set forth in this Section 7.2(c)(iii).

(iv)Notwithstanding Sections 7.2(d)(i)-(iii), with respect to each Syros Sole Patent or Joint Patent for which, as of the Transfer Date, Syros has not filed a provisional application or PCT application with respect to such Patent Right, from and after the Transfer Date, GBT shall not file any provisional application or PCT application with respect to such Patent Right without the review and consent of Syros, not to be unreasonably withheld, conditioned or delayed.

(v)With respect to each Other Royalty Patent, from and after the Effective Date, until the expiration the applicable Royalty Term, Sections 7.2(d)(i) – (iii) shall apply to such Other Royalty Patent (mutatis mutandis as set forth for Joint Patents).  For clarity, 7.2(d)(iv) shall not apply to any Other Royalty Patent.

7.3Prosecution of GBT Sole Patents other than Other Royalty Patents.  GBT shall have the sole right, but not the obligation, to prosecute all GBT Sole Patents that are not Other Royalty Patents, at its sole cost and expense. Until the later of (i) the end of the Research Term and (ii) the Transfer Date:

(a)GBT shall keep Syros reasonably informed as to material developments with respect to the prosecution of the GBT Sole Patents that are not Other Royalty Patents.  GBT shall provide Syros sufficiently in advance, whenever possible, for Syros to comment, with copies of all patent applications and other material submissions and communications with any patent authorities pertaining to the applicable Patent Rights; and

(b)GBT shall consider in good faith all comments and recommendations of Syros with respect to such activities. GBT shall not unreasonably implement any decision to cease prosecution of, abandon or not to continue to pay the expenses of prosecution of, any GBT Sole Patents that are not Other Royalty Patents in any jurisdiction in the Territory, in each case without the consent of Syros, not to be unreasonably withheld, conditioned or delayed.

7.4Consequences of No Option Effective Date.  If the Option Exercise Period expires (or is deemed to expire, including pursuant to Section 3.1(d)(iv)) and no Option Effective Date occurs, GBT does hereby, and shall automatically be deemed to, assign to Syros all right title and interest in and to the GBT Sole Inventions, GBT Sole Patents and GBT Sole Know-How, and GBT’s interest in all Joint IP at Syros’ sole and reasonable expense.  Upon such assignment, any and all such Inventions, Know-How and Patent Rights (to the extent not published) shall be deemed to be the Confidential Information of Syros (and not GBT) and Syros shall be deemed to be the Disclosing Party and GBT shall be deemed to be the Receiving Party with respect thereto.  Promptly after such expiration or deemed expiration, GBT shall, and shall cause any Affiliates to, without additional compensation, disclose and make available to Syros complete and accurate copies of all pre-clinical and non-clinical data, results of analyses thereof and reports with respect to all Licensed Compounds generated by or on behalf of GBT or its Affiliates prior to such expiration or deemed expiration.

7.5Cooperation.  Each Party shall provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution efforts under Section 7.2, Section 7.3 or Section 7.4, including providing any necessary powers of attorney and executing any other required documents or instruments for such filing, prosecution or maintenance.

7.6Patent Enforcement.

(a)Syros Platform Patent Rights and Other Syros Patents.  Syros shall retain all rights to enforce any and all Syros Platform Patents at its sole expense.  Syros also shall retain all rights to enforce any Other Syros Patents, at its sole expense, provided that it shall inform GBT in writing to the extent Syros elects to enforce any such Other Syros Patent against any Third Party based upon the use, manufacture, import, sale or offer for sale of any Licensed Compound or Product.

(b)GBT Sole Patents. GBT shall retain all rights to enforce any and all GBT Sole Patents, at its sole expense; provided that, if such GBT Sole Patents are assigned to Syros pursuant to Section 7.4, Syros shall have and retain all rights to enforce such GBT Sole Patents, at its sole expense.

(c)Syros Sole Patents and Joint Patents.

(i)Each Party shall notify the other promptly after becoming aware of (A) any alleged or threatened infringement by a Third Party of any Syros Sole Patents or Joint Patents, including through the using, making, importing, exporting, offering for sale or selling of any Licensed Compound or Product, and including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) with respect to any Product or similar provisions in other jurisdictions, or (B) any declaratory judgment action by a Third Party alleging the invalidity, unenforceability or non-infringement of any Syros Sole Patent or Joint Patent (in the case of either (A) or (B), an “Infringement”).

(ii)Prior to the Option Effective Date, Syros shall have the first right, but not the obligation, to bring and control any legal action to enforce the Syros Sole Patents and Joint Patents in any Infringement, at its own expense and as it reasonably determines appropriate, and GBT shall have the right to be represented in any such action by counsel of its choice.  If Syros does not bring such legal action by the earlier of (A) [***] after the notice provided pursuant to Section 7.6(c)(i) or (B) [***] before the time limit, if any, set forth in appropriate laws and regulations for filing of such legal actions, then upon Syros’ prior written consent, not to be unreasonably withheld, conditioned or delayed, GBT shall have the right to bring and control any legal action in connection with such infringement, at its own expense.

(iii)Following the Option Effective Date, GBT shall have the first right, but not the obligation, to bring and control any legal action to enforce the Syros Sole Patents and Joint Patents against any Infringement, at its own expense and as it reasonably determines appropriate, and Syros shall have the right to be represented in any such action by counsel of its choice.  If GBT does not bring such legal action by the earlier of (A) [***] after the notice provided pursuant to Section 7.6(c)(i) or (B) [***] before the time limit, if any, set forth in appropriate laws and regulations for filing of such legal actions, then upon GBT’s prior written consent, not to be unreasonably withheld, conditioned or delayed, Syros shall have the right to bring and control any legal action in connection with such infringement at its own expense.

(d)Cooperation; Recoveries.

(i)At the request and expense of the Party bringing the action under Section 7.6(c)(ii) or 7.6(c)(iii), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.  In connection with any such proceeding, the Party bringing the action under Section 7.6(c)(ii) or 7.6(c)(iii) shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Syros Sole Patents, or Joint Patents without the prior written consent of the other Party, which shall not be unreasonably withheld.

(ii)Any recoveries resulting from enforcement action under Section 7.6(c)(ii) or 7.6(c)(iii) shall be first applied against payment of each Party’s costs and expenses in connection therewith.  Any such recoveries in excess of such costs and expenses shall be shared by the Parties as follows: if GBT is the Party bringing the action, GBT will retain [***] ([***]%) of such excess recoveries, provided that to the extent that any amounts of such excess recoveries are attributable to lost sales of a Product, such amounts shall be deemed [***], and if Syros is the Party bringing the action, Syros will receive [***] ([***]%) and GBT will receive [***] ([***]%) of such excess recoveries.

7.7Orange Book Listing.  GBT shall have the sole right to determine which Patent Rights (including Syros Sole Patents, GBT Sole Patents, Joint Patents or other Patent Rights) will be submitted for inclusion in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory for Products; provided that GBT shall have no right to list any Patent Rights within the Syros Excluded IP. Syros will provide all assistance reasonably requested by GBT in connection with such listing, at GBT’s reasonable expense.

7.8Patent Term Extensions.  The Parties shall cooperate in obtaining patent term restoration (under but not limited to the U.S. Drug Price Competition and Patent Term Restoration Act and its foreign equivalents), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Syros Sole Patents and Joint Patents in any country and/or region where applicable.  GBT shall determine in its sole discretion which Patent Rights (including Syros Sole Patents, Joint Patents, GBT Patents and other Patent Rights but excluding any Patent Rights within the Syros Excluded IP) it shall apply to extend in any country or region in the Territory for any Product, and shall file for such extension at GBT’s cost and expense.  Syros shall provide all assistance reasonably requested by GBT in connection with such filings, at GBT’s reasonable expense.

7.9Third Party Technology. If in the reasonable opinion of GBT, the Development, manufacture, use or Commercialization of any Licensed Compound or any Product by GBT or any of its Affiliates or its and their respective sublicensees in any country in the Territory infringes or misappropriates, or is reasonably expected to infringe or misappropriate, any Patent Rights, trade secret, or other intellectual property right of a Third Party in such country, then GBT shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for GBT and its Affiliates and its and their respective sublicensees to so exploit such Licensed Compound or Product in such country.  If, pursuant to the immediately foregoing sentence, GBT obtains a license from a Third Party under Patent Rights owned or otherwise controlled by such Third Party in a particular country, GBT shall be entitled to deduct from any royalties payable in respect of a calendar quarter under Section 6.6 with respect to such country, [***] ([***]%) of all royalties paid in respect of such calendar quarter and country to such Third Party in respect of such license (“Third Party Payments”); provided, however, that such deduction shall not decrease any royalties payable hereunder in respect of such calendar quarter and country by more than [***] ([***]%) and any such deduction shall be subject to Section 6.6(e); and provided, further, that, subject to the foregoing proviso, any Third Party Payments that are not used by GBT in a particular calendar quarter to reduce the applicable royalties payable to Syros hereunder in such calendar quarter may be carried over to subsequent calendar quarters until fully used in accordance with this Section 7.9.

7.10Trademarks.  GBT shall have the right in its sole discretion to brand Products using GBT related trademarks and any other trademarks and trade names it determines appropriate, which may vary by country or within a country (“Product Marks”).  GBT shall own all rights in the Product Marks and shall have the sole right to register and maintain the Product Marks in the countries and regions that it determines, at GBT’s cost and expense.

Article 8
REPRESENTATIONS, WARRANTIES, AND COVENANTS

8.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows as of the Effective Date:

(a)Corporate Existence.  It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b)Corporate Power, Authority; No Conflict.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate: (i) such Party’s charter documents, bylaws, or other organizational documents; (ii) any agreement, instrument, or contractual obligation to which such Party is bound; (iii) any requirement of any applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or Government Authority presently in effect applicable to such Party.

(c)Legally Binding. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

8.2Additional Representations and Warranties of Syros.  Syros represents and warrants to GBT as follows as of the Effective Date:

(a)Title; Encumbrances.  Syros is the sole owner of the entire right, title and interest in and to all Patent Rights and Know-How within the Licensed IP that exist as of the Effective Date, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind.

(b)Rights and Licenses.  Syros has the right to grant the applicable rights and licenses provided for under this Agreement and to perform the activities allocated to it under the Research Plan as set forth in Exhibit A.

(c)No Patents.  Except for the Patent Rights set forth in Exhibit D, to Syros’s knowledge, Syros does not own or Control, as of the Effective Date, any Patent Rights that specifically recite the composition or method of use or manufacture of any compound that modulates any Collaboration Target.

(d)Syros Platform.  Syros has not received any notice or threat from any Third Party asserting or alleging that any use of the Syros Platform or the Syros Platform IP prior to the Effective Date misappropriated the intellectual property rights of such Third Party.  No claim or litigation has been brought or threatened by any Person alleging, and neither Syros nor any of its Affiliates has any knowledge of any threatened claim alleging, that the conception, development, or use of the Syros Platform as of the Effective Date or as anticipated to be used in the conduct of the Research Program as set forth in Exhibit A infringes any Patent Rights of any Third Party.

(e)Third Party Technology.  To Syros’s knowledge, the use by Syros of the Syros Platform to conduct the Research Plan as set forth in Exhibit A will not infringe any issued patents of a Third Party, and there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by any such use.

(f)Upstream Obligations.  There are no amounts that will be required to be paid by Syros to a Third Party under a license agreement between Syros and such Third Party existing as of the Effective Date as a result of Syros’s conduct of the Research Plan as set forth in Exhibit A.

8.3Mutual Covenants.  Each Party covenants to the other Party as follows:

(a)No Debarment.  In the course of its activities under this Agreement, neither Party shall use any employee or contractor who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.  Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b)Compliance.  Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the performance of its obligations and practice of its rights under this Agreement.

(c)Non-Encumbrance.  During the Term, Syros and its Affiliates shall not sell or assign to any Third Party Patent Rights or Know-How within the Licensed IP, and GBT and its Affiliates shall not sell or assign to any Third Party Patent Rights or Know-How within the GBT Licensed IP or that would be within the scope of license rights granted to Syros upon termination pursuant to Section 11.3(b)(i), in each case, without the other Party’s consent; provided that neither Party shall be prohibited under this Section 8.3(c) (or shall be in breach of this Section 8.3(c)) due to (i) the grant by such Party or its Affiliate of any Permitted Lien with respect to the applicable Patent Rights or Know-How or (ii) a Change of Control of such Party or any of its Affiliates.

8.4Disclaimer.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR WARRANTIES REGARDING ACHIEVEMENT OF ANY OBJECTIVES OF THE RESEARCH PROGRAM, APPROVAL OR COMMERCIAL POTENTIAL OF ANY PRODUCT, OR IDENTIFICATION OR USEFULNESS OF ANY COLLABORATION TARGETS, COLLABORATION COMPOUNDS, OR IND CANDIDATES, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED AND WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 9
INDEMNIFICATION

9.1Indemnification by Syros.  Syros shall defend, indemnify, and hold GBT and its Affiliates and its and their respective officers, directors, employees and agents (the “GBT Indemnitees”) harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, proceedings, investigations, causes of action or claims of Third Parties (collectively, “Claims”) to the extent arising or resulting from: (a) the conduct of the Research Program by or on behalf of Syros or any other Syros Indemnitees; (b) the negligence or willful misconduct of Syros or any other Syros Indemnitees;  (c) the breach by Syros of any covenant, representation, warranty or other agreement made by Syros in this Agreement; or (d) the Development, manufacture or Commercialization of Licensed Compounds or Products by or on behalf of Syros or its licensees or any other Syros Indemnitee after termination of this Agreement; except, in each case (a)-(d), to the extent such Claims result from the breach by GBT of any covenant, representation, warranty or other agreement made by GBT in this Agreement or the negligence or willful misconduct of GBT or any other GBT Indemnitee.

9.2Indemnification by GBT. GBT shall defend, indemnify, and hold Syros and its Affiliates and its and their respective officers, directors, employees and agents (the “Syros Indemnitees”) harmless from and against any and all Losses in connection with any and all Claims to the extent arising or resulting from: (a) the conduct of the Research Program by or on behalf of GBT or any other GBT Indemnitees; (b) the Development, manufacture or Commercialization of Licensed Compounds or Products by or on behalf of GBT or its sublicensees or any other GBT Indemnitee; (c) the negligence or willful misconduct of GBT or any other GBT Indemnitees; or (d) the breach by GBT of any covenant, representation, warranty or other agreement made by GBT in this Agreement; except, in each case (a)-(d), to the extent such Claims result from the breach by Syros of any covenant, representation, warranty or other agreement made by Syros in this Agreement or the negligence or willful misconduct of Syros or any other Syros Indemnitee.

9.3Indemnification Procedure.  If either Party is seeking indemnification under Section 9.1 or 9.2 (the “Indemnified Party”), it shall notify the other Party (the “Indemnifying Party”) of the Loss giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after becoming aware of such Loss, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice.  The Indemnifying Party shall have the right, upon notice to the Indemnified Party, to assume the defense of any Claim for which it is obligated to indemnify the Indemnified Party, including the right to select counsel of its choosing and the right to compromise or settle such Claim, provided that the Indemnifying Party shall not make any compromise or settlement admitting fault, subjecting the Indemnified Party to injunctive or other relief, or incurring any liability on the part of the Indemnified Party or any GBT Indemnitee or Syros Indemnitee, as applicable, without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed.  The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim the defense of which has been assumed by the Indemnifying Party pursuant to this Section 9.3.

Article 10
CONFIDENTIALITY; PUBLICATION

10.1Duty of Confidence.  Subject to the other provisions of this Article 11:

(a)all Confidential Information of a Party or its Affiliates (collectively, the “Disclosing Party”) under this Agreement shall be maintained in confidence and otherwise safeguarded by the other Party (the “Receiving Party”) and its Affiliates, in the same manner and with the same protection as such Receiving Party maintains its own confidential information;

(b)the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its license, ownership, retained or other rights under this Agreement; and

(c)the Receiving Party may disclose Confidential Information of the Disclosing Party to its and its Affiliates’ employees, directors, agents, contractors (to the extent permitted hereunder), consultants and advisers of the Receiving Party, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement (including exercising rights and fulfilling obligations); provided that such Persons are bound by a written contract, a fiduciary duty or an ethical obligation of an attorney to maintain the confidentiality of such Confidential Information and to use the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

10.2Exceptions.  The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a)is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records, provided that the foregoing exception shall not apply with respect to any Confidential Information that is deemed to be the Confidential Information of a Party pursuant to the proviso in the definition of “Confidential Information” or pursuant to Section 7.4 or Section 11.3(b)(iii), regardless of whether such Confidential Information was in the Receiving Party’s possession prior to such disclosure;

(b)is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)is developed by the Receiving Party independently and without use of, or reference to, any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records, provided that the foregoing exception shall not apply with respect to any Confidential Information that is deemed to be the Confidential Information of a Party pursuant to the proviso (x) and (y) in the definition of “Confidential Information” or pursuant to Section 7.4 or Section 11.3(b)(iii), regardless of whether such Confidential Information was in the Receiving Party’s possession prior to such disclosure, except that this exception shall not apply with respect to any such independent development that occurs following the date upon which such information is deemed to be Confidential Information of a Party pursuant to Section 7.4 or Section 11.3(b)(iii).

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

10.3Authorized Disclosures.  Notwithstanding the obligations set forth in Sections 10.1 and 10.6, the Receiving Party may disclose Disclosing Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(a)filing or prosecuting Patent Rights as permitted by this Agreement;

(b)prosecuting or defending litigation as permitted by this Agreement;

(c)complying with the listing rules of any exchange on which the Receiving Party’s or its Affiliate’s securities are traded;

(d)in Regulatory Materials that the Receiving Party has the right to make under this Agreement;

(e)to actual or potential: investors, acquirors, sublicensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense or collaboration; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement (except that the term may be shorter with respect to potential investors); or

(f)as required by Law, judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed pursuant to this Section 10.3(f) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; or

(g)subject to Section 10.5, in the case of any Joint Know-How (excluding Joint Know-How consisting of (A) the composition of any Licensed Compound, (B) structural or SAR data for any Licensed Compound or (C) except to the extent disclosed in the joint press release set forth in Exhibit B or otherwise agreed in writing by the Parties, the role of any Collaboration Target in the up-regulation of fetal hemoglobin), notwithstanding anything contained in Section 10.1 or Section 10.6, each Party shall have a right to disclose such Joint Know-How for uses other than the Development, making, having made (including manufacture and having manufactured), use, sale, offer for sale, import, export or other exploitation of Licensed Compounds and Products in the Field in the Territory; provided that such Party exercises reasonable business practices in disclosing such Joint Know-How in the same manner and with the same protections as it utilizes in disclosing other of its confidential information.

10.4Inventions and Program Know-How.  Notwithstanding the obligations set forth in Sections 10.1 and 10.6, after the Option Effective Date, GBT shall have the right to disclose to any Person, any Confidential Information to the extent consisting of Inventions or Program Know-How for which GBT makes a good faith determination that such use or disclosure is necessary or reasonably useful to Develop, make, have made (including manufacture and have manufactured), use, sell, offer for sale, import, export or otherwise exploit any Licensed Compound or Product; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement (except that the term may be shorter).

10.5Scientific Publication.  Prior to the Option Effective Date, neither Party shall publish or publicly present any results of studies carried out under this Agreement related to Collaboration Targets, Collaboration Compounds, Licensed Compounds or Products without the prior written approval of the other Party, which the other Party may grant or withhold in its sole discretion.  After the Option Effective Date, (a) Syros shall not publish or otherwise publicly present any results of studies carried out under this Agreement related to Licensed Compounds or Products without the prior written approval of GBT, which GBT may grant or withhold in its sole discretion, and (b) nothing in this Agreement will restrict, or be deemed to restrict, GBT from publishing or presenting the results of any studies conducted hereunder related to Licensed Compounds or Products, provided that prior to any publication or presentation of the results of any studies conducted under the Research Program, GBT shall provide Syros with the manuscript or proposed publication presentation of such studies and consider Syros’ comments in good faith.  Notwithstanding the foregoing, and subject to the terms of this Article 10, no Confidential Information of a Party may be published or publicly presented by the other Party without such other Party’s prior written approval, which may be granted or withheld by such other Party in its sole discretion, provided that after the Option Effective Date, Syros’ approval is not required for GBT to publish or present Confidential Information of Syros to the extent consisting of Inventions or Program Know-How.  When a copy of any manuscript or proposed publication or presentation is provided by the publishing Party to the other Party for review or approval, as applicable, the other Party shall review and provide its comments to the publishing or presenting Party within [***] of the receipt of such copy.  With respect to publications and presentations of either Party prior to the Option Effective Date, and with respect to publications and presentations of Syros after the Option Effective Date, failure to respond within such [***] shall be deemed approval to publish or present or no comments from such other Party hereunder.

10.6Publicity; Terms of Agreement.

(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 10.6 or Section 10.3.

(b)GBT and Syros have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit B, to be issued by the Parties promptly after the Effective Date.

(c)Except for such press release, neither Party shall make any public disclosure concerning the material terms of this Agreement or any activities under the Research Program without the prior written approval of such disclosure by the other Party, except that approval shall not be required for public governmental filing or disclosure required by Law (but in such case the comments of the other Party shall be considered in good faith).  Accordingly, if either Party desires to make a public disclosure (including disclosure required by Law) concerning the material terms of this Agreement or any activities under the Research Program, such Party shall provide a copy of the proposed text of such disclosure to the other Party at least [***] in advance of such disclosure (except to the extent a shorter period is required to comply with applicable Law).  Each such disclosure shall contain appropriate references to the other Party if so requested.  A Party commenting on such a proposed disclosure shall provide its comments, if any, within [***] after receiving the proposed disclosure for review, and the Parties shall thereafter discuss in good faith and agree on any such disclosure (except for disclosure required by Law).  Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 10.6(c), provided such information remains accurate as of such time.

(d)The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities.  Each Party shall be entitled to make such a required filing, provided that it uses [***] to maintain the confidentiality of the terms of this Agreement in any such filing or disclosure, to the extent such confidential treatment is reasonably available to such Party.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider the other Party’s reasonable comments thereon to the extent consistent with the filing Party’s legal requirements and obligations governing disclosure of material agreements and material information that must be publicly filed.

Article 11
TERM AND TERMINATION

11.1Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to Section 11.2, shall continue until the expiration of the last to expire Royalty Term for any Product in the Territory.  Upon the expiration (but not early termination pursuant to Section 11.2) of the Royalty Term for a particular Product and country, the license granted by Syros to GBT under Section 3.2(a) with respect to such Product and country shall become non-exclusive, fully-paid, royalty free, perpetual and irrevocable.

11.2Termination.

(a)Termination of Research Program for Willful Misconduct. GBT may terminate the Research Program and the Research Term upon written notice to Syros if Syros materially breaches this Agreement as a result of willful misconduct with regard to its obligations under Section 2.6; provided that Syros shall have an opportunity to cure or to dispute such alleged material breach and willful misconduct (mutatis mutandis as set forth with respect to any material breach of this Agreement covered by Section 11.2(c), except that the cure period will be [***] and will not be extendible).  Upon the effective date of termination of the Research Program and Research Term pursuant to this Section 11.2(a), without limiting any other rights or remedies that may be available to GBT, the following consequences will apply: (i) GBT shall have no obligations to reimburse Syros under Sections 2.5 and 6.2 (except for amounts incurred prior to termination for activities properly conducted); (ii) GBT’s obligations under Section 3.6(a) will immediately terminate; (iii) the Parties’ obligations to form a JDC will immediately terminate; and (iv) Syros’ Co-Detailing Option under Section 5.8 will immediately terminate.  For clarity, termination of the Research Program and Research Term by GBT hereunder is not a termination of this Agreement, and GBT will retain the right to exercise its Option pursuant to Section 3.1, subject, for clarity, to its obligation to use Commercially Reasonable Efforts pursuant to Section 5.2 if GBT exercises its Option and to GBT’s other non-terminated obligations under this Agreement.

(b)Unilateral Termination by GBT.  GBT may terminate this Agreement in its entirety, for any or no reason, upon (i) nine (9) months’ prior written notice if the effective date of such termination is during the Research Term; (ii) ninety (90) days’ prior written notice to Syros if the effective date of such termination is after the expiration or termination of the Research Term; or (iii) [***] prior written notice to Syros at any time following a Change of Control of Syros (whether during the Research Term or following expiration or termination of the Research Term).

(c)Termination by Either Party for Breach.

(i)Breach.  Subject to Section 11.2(c)(ii), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and, after receiving such written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] (or, with respect to breach of any payment obligations by GBT, [***]) from the date of such notice, provided, however, that if any breach other than a payment breach is not reasonably curable within [***] and if the alleged breaching Party is making a bona fide effort to cure such breach, such termination will be delayed for a reasonable period of time (not to exceed [***]) from the date of the breach notice provided hereunder) to allow the alleged breaching Party to cure such breach.

(ii)Disputed Breach.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 11.2(c)(i), and such alleged breaching Party provides the other Party notice of such dispute within the [***] (or, with respect to a payment breach, [***]) cure period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 11.2(c)(i) unless and until the arbitrators, in accordance with Section 12.7, have determined that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [***] (or, with respect to a payment breach, [***]) following such arbitrators’ decision.  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(d)Termination for Insolvency.  Each Party will have the right to terminate this Agreement immediately upon written notice if: (i) the other Party becomes insolvent; (ii) the other Party files a petition in bankruptcy, or an involuntary petition in bankruptcy is filed against the other Party and the other Party consents to such petition, or such involuntary petition is not dismissed within [***] and the other Party (A) fails to assume this Agreement in any such bankruptcy proceeding within [***] after filing or (B) assumes and assigns this Agreement to a Third Party; or (iii) a receiver or guardian has been appointed for the other Party who is not discharged within [***] after appointment.

(e)Termination for Failure to Exercise Option.  In the event the Option Period expires without GBT having timely delivered an Option Exercise Notice, or in the event that the Option Exercise Period is deemed to expire pursuant to Section 3.1(d)(iv), this Agreement shall terminate in its entirety without need for any notice from either Party to the other.

(f)Termination for Patent Challenge. If GBT or any of its Affiliates, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in any Patent Rights within the Licensed IP is invalid, unenforceable or otherwise not patentable, Syros shall have the right to terminate this Agreement in its entirety upon [***] prior written notice to GBT; provided that such termination will not be effective if GBT or its Affiliate withdraws the applicable claim, demand, action, cause of action or other proceeding within such [***] period.  GBT will include an equivalent provision to this Section 11.2(f) in each sublicense agreement with any sublicensees to which GBT has granted Development or Commercialization rights with respect to a Licensed Compound or Product and for which Syros has received notice pursuant to Section 3.2(c), and shall enforce its rights under such provision by terminating the sublicense for failure to withdraw the claim within [***] following such sublicensee’s receipt of written notice to withdraw such claim from GBT.  The foregoing will not apply to, and Syros will not have a termination right on account of: (i) activities in the normal course of patent prosecution, (ii) defense to a claim, including a counter-claim, first brought by Syros or any of its Affiliates or licensees, (iii) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (iv) complying with any applicable law, regulation or court order.

11.3Effects of Termination.

(a)Upon the termination of this Agreement for any reason, all licenses and other rights granted to GBT under the Licensed IP, and all sublicenses granted thereunder, shall terminate.

(b)In addition, if this Agreement is terminated (i) by GBT pursuant to Section 11.2(b) or (ii) by Syros pursuant to Section 11.2(c), Section 11.2(d) or Section 11.2(f), then:

(i)GBT hereby grants to Syros, effective as of the effective date of such termination, a worldwide, exclusive, royalty-bearing (only to the extent as provided in Section 11.3(b)(ii) below) license, with the right to grant sublicenses through multiple tiers, under (A) those Patent Rights and Know-How Controlled by GBT or any of its Affiliates, or its or their sublicensees that are necessary for, or were used by GBT or its Affiliates or sublicensees for, the Development, manufacture or Commercialization of Licensed Compounds or Products and (B) without limitation to clause (A), GBT Sole Inventions, GBT Sole Know-How, GBT Sole Patents, and GBT’s interests in and to any Joint IP to research, Develop, make, have made (including manufacture and have manufactured), use, sell, offer for sale, import, export and otherwise Commercialize Licensed Compounds or Products in the Field in the Territory; provided that: (1) if any such Patent Right or Know-How was in-licensed or acquired by GBT or any of its Affiliates or its or their sublicensees from a Third Party and is subject to payment or other obligations to such Third Party, GBT shall promptly disclose such obligations to Syros in writing and such Patent Right shall be subject to the license granted in this Section only to the extent Syros agrees in writing to be bound by such obligations and reimburse all amounts owed to such Third Party as a result of Syros’s exercise of such license with respect to such Patent Right or Know-How; and (2) the Patent Rights licensed to Syros pursuant to this Section shall not include any proprietary manufacturing, formulation or drug delivery technology or any other technology of GBT that was not used by or on behalf of GBT or any of its Affiliates or its or their sublicensees in the production, manufacture or Development of any Licensed Compound or Product.

(ii)In consideration for such license granted in Section 11.3(b)(i), and solely if the effective date of such termination occurs after milestone event number 1 set forth in Section 6.4(a) has been achieved, Syros shall pay to GBT royalties, on a Product-by-Product basis, on any net sales (defined mutatis mutandis with the definition of Net Sales in this Agreement) by Syros, its Affiliates or its sublicensees of such Product for any and all uses in the Field in the Territory as calculated by multiplying the applicable royalty rate set forth in the table below by the aggregated annual Net Sales of such Product in the Territory in the applicable calendar year.  Royalty rates will be determined by the development stage of the Product on the effective date of termination.

Effective Date of Termination Occurs	Royalty Rate
After [***] but prior to [***]	[***]%
After [***] but before [***]	[***]%
After [***]	[***]%

The terms of Sections 6.6, 6.8, 6.9, 6.10 and 7.9 and the definitions of Royalty Term and Net Sales will apply to the payment and reporting of such royalties by Syros, mutatis mutandis.

(iii)GBT shall and hereby does, and shall cause its Affiliates and its and their sublicensees to, effective as of the effective date of termination, assign and transfer to Syros all Regulatory Materials and Regulatory Approvals and copies of all clinical and nonclinical data specific to Licensed Compounds or Products in the Territory that are Controlled by GBT, any of its Affiliates, or its or their sublicensees.  GBT shall, and shall procure that its Affiliates shall, take such actions and execute such instruments, assignments and documents as may be reasonably requested by Syros, at Syros’ reasonable expense, to effect fully the transfer of rights under such Regulatory Materials and Regulatory Approvals to Syros.  If applicable Law prevents or delays the transfer of ownership of any such Regulatory Materials or Regulatory Approvals to Syros, GBT shall maintain at Syros’ request, and shall grant, and does hereby grant, to Syros, and at Syros’ request, its designees, an exclusive and irrevocable right of access and reference to such Regulatory Materials and Regulatory Approvals for the Licensed Compounds and Products in the Territory, and shall cooperate with Syros to make the benefits of such Regulatory Materials and Regulatory Approvals available to Syros or its designee(s) with effect from the effective date of such termination.  Effective as of the effective date of termination, any and all such Regulatory Materials and Regulatory Approvals (to the extent not published) shall be deemed to be the Confidential Information of Syros (and not GBT) and Syros shall be deemed to be the Disclosing Party and GBT shall be deemed to be the Receiving Party with respect thereto.

(iv)Following receipt of a written request and reasonable transfer instructions from Syros, GBT shall deliver to Syros all safety data contained in the global safety database for the Licensed Compounds and Products and transfer control of and responsibility for maintaining the global safety database to Syros, at Syros’ reasonable expense.

(v)If GBT is, as of the effective date of termination of the Agreement, party to any material subcontracts that pertain solely to the manufacture of Licensed Compounds or Products in the Territory, then GBT will use reasonable efforts [***].

(vi)GBT shall transfer to Syros, at Syros’s request, any remaining inventory of the Licensed Compounds and Products, and components thereof and raw materials used by or on behalf of GBT in the manufacture of the Licensed Compounds and Products that, in each case, are in GBT’s or its Affiliate’s possession as of the effective date of termination at a price [***].  Within [***] after the effective date of termination (or within [***] after such later date described in the preceding proviso, if applicable), GBT shall notify Syros (A) of the quantity(ies) and type(s) of the remaining inventory and the cost thereof and (B) whether any such inventory will need to be relabeled or repackaged to remove any GBT housemarks, and Syros shall have [***] after receipt of such notice to notify GBT of the quantity(ies) and type(s) of the remaining inventory that Syros wishes to acquire.  If Syros does not so notify GBT within the applicable period specified above, or notifies GBT within the applicable period specified above that Syros elects to purchase less than all of the remaining inventory, then GBT shall be entitled to elect to continue to sell such inventory for up to [***] after the effective date of termination, or to destroy such inventory; provided, however, that any inventory that is sold by GBT after the effective date of termination pursuant to this Section shall be subject to payment of royalties pursuant to Section 6.6.

(vii)Without limitation to Syros’ rights under Section 11.3(b)(v), at a time reasonably requested by Syros, which request shall in any event be made no later than [***] following the effective date of termination, the Parties shall cooperate to facilitate a transfer of the relevant manufacturing process for the Licensed Compounds and Products then being conducted by GBT and any of its Affiliates or Third Party subcontractors to Syros or its designee.  In the case of any such requests, GBT shall exercise its rights under the terms of any applicable upstream manufacturing agreement between GBT and the Third Party manufacturer to require the Third Party manufacturer to conduct such transfer pursuant to the terms and conditions of the applicable agreement, if such agreement entitles GBT to receive or direct a technology transfer consistent with the Third Party manufacturer’s customary transfer standard operating procedure or as otherwise provided in the applicable agreement.  GBT shall provide reasonable assistance to Syros in connection with such manufacturing transfer by making GBT’s technical personnel who are knowledgeable about the manufacturing process reasonably available to Syros for consultation and, if applicable, introducing Syros to GBT’s Third Party manufacturer(s) for the Licensed Compounds and Products.  Except in the event of termination by Syros pursuant to Section 11.2(c), Syros shall reimburse all reasonable and documented out-of-pocket costs incurred by GBT to conduct and assist Syros with any such requested transfer.

(viii)If, at the date of notice of termination, any clinical trial is being conducted by GBT with respect to any Licensed Compounds or Products in the Territory, then Syros shall notify GBT in writing within [***] after the notice of termination whether [***].

(ix)Upon written request of Syros, GBT shall cause to be assigned to Syros all rights in and to any Product Marks solely relating to the Licensed Compounds or Products in the Territory.  Until the effective date of such assignment, GBT hereby grants to Syros, effective as of the effective date of such termination, a worldwide, exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, under such Product Marks to research, Develop, make, have made (including manufacture and have manufactured), use, sell, offer for sale, import, export and otherwise Commercialize Licensed Compounds or Products in the Field in the Territory, provided that GBT shall have the retained right to use such Product Marks pursuant to the last sentence of Section 11.3(b)(vi).

(x)Notwithstanding anything to the contrary herein, if any Product is a Combination Product, then GBT shall not be obligated to grant any licenses or other rights or provide or assign any Regulatory Materials, data or tangible materials to Syros with respect to the Other Products therein.  For clarity, all licenses and other rights granted to GBT under the Licensed IP shall terminate with respect to any Combination Product upon termination of this Agreement for any reason.

(c)Upon any termination of this Agreement, all Confidential Information of GBT that is licensed to Syros under Section 11.3(b)(i) to the extent relating to any Licensed Compound or Product (except in the case of any Combination Product to the extent relating to Other Products therein) shall become Confidential Information of Syros.

(d)Upon termination of this Agreement, each Party shall promptly return to the other Party, or destroy and certify such destruction in writing, all Confidential Information of such other Party for which such first Party does not have an ownership interest, a continuing license or other right to use such Confidential Information after termination of this Agreement.

11.4Terminated Sublicenses. Without limitation to Section 11.3(a), if this Agreement is terminated by Syros pursuant to Section 11.2(c) or Section 11.2(d) and, as of the effective date of termination, one or more sublicense agreements was then in effect between GBT and a Third Party under which GBT had granted Development or Commercialization rights with respect to a Licensed Compound or Product and for which Syros had received timely notice pursuant to Section 3.2(c), in the event that Syros’ receives from any such applicable Third Party (other than any such Third Party that has materially breached, or that GBT alleges has materially breached, its sublicense agreement with GBT) within [***] following the effective date of termination of this Agreement a written request for Syros to consider granting to such Third Party a direct license with the same scope as the sublicense that had been granted to such Third Party by GBT, Syros shall respond to such request within [***].  The determination of whether to engage in discussions with, or negotiate terms with, any such Third Party shall be within Syros’ sole and absolute discretion, and in no event shall Syros have any obligation to enter into such negotiations or grant such license (or any other rights or license) to such Third Party.

11.5Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

(a)Without limiting the foregoing, the following provisions shall survive termination of this Agreement:  Sections 2.5 (for any unreimbursed Approved Costs incurred prior to the effective date of termination (including, to the extent consistent with the Research Budget and Permitted Overages, any reasonable non-cancellable commitments incurred by Syros or its Affiliates or for which Syros or its Affiliates have become obligated for purposes of conducting the Research Program); 2.7 (for a period of at least [***] after termination or such longer period as may be required by law for particular records); 2.9; 2.10 (last sentence only); 3.1(d)(iv) (last two sentences only); 3.2(c) (third sentence, solely with respect to any terms and conditions surviving pursuant to this Section 11.4, and fourth sentence only); 3.7 (solely with respect to activities prior to the effective date of termination); 5.3 (solely (i) to the extent GBT winds down, or continues to conduct prior to transfer to Syros, any clinical trial with respect to a Licensed Compound or Product following the effective date of termination pursuant to Section 11.3(b)(viii) or (ii) until the completion of any required transfer pursuant to Section 11.3(b) of Development records maintained pursuant to Section 5.3); 5.4 (second sentence only); 5.5(b) (to the extent resulting from activities prior to the effective date of termination or after the effective date of termination pursuant to Section 11.3(b)(vi) or Section 11.3(b)(viii)); 5.7 (first sentence only, solely with respect to the period prior to the effective date of termination or to the extent GBT winds down, or continues to conduct prior to transfer to Syros, any clinical trial with respect to a Licensed Compound or Product following the effective date of termination pursuant to Section 11.3(b)(viii)); 6.2 (for any unreimbursed Approved Costs incurred prior to the effective date of termination (including, to the extent consistent with the Research Budget and Permitted Overages, any reasonable non-cancellable commitments incurred by Syros or its Affiliates or for which Syros or its Affiliates have become obligated for purposes of conducting the Research Program); 6.3 (solely in circumstances in which GBT has exercised the Option prior to the effective date of termination but has not paid the Option Exercise Fee as of such date); 6.4 (solely with respect to any milestone achieved prior to the effective date of termination but with respect to which GBT has not paid the corresponding milestone payment(s) as of such date); 6.5 (solely with respect to Net Sales accrued prior to the effective date of termination or after such date pursuant to Section 11.3(b)(vi)); 6.6 (solely with respect to Net Sales accrued prior to the effective date of termination or after such date pursuant to Section 11.3(b)(vi) or as necessary to give effect to Section 11.3(b)(ii)); 6.7; 6.8-6.9 (for clarity, including with respect to any Net Sales accrued or milestone payments accrued, or other amounts accrued, prior to the effective date of termination or after such date pursuant to Section 11.3(b)(vi) and including as necessary to give effect to 11.3(b)(ii)); 6.10 (solely for the term set forth therein, but for clarity, including with respect to any Net Sales accrued or milestone payments accrued, or other amounts accrued, prior to the effective date of termination or after such date pursuant to Section 11.3(b)(vi), including as necessary to give effect to 11.3(b)(ii)); 7.1(a); 7.1(b); 7.1(c); 7.1(d); 7.1(f); 7.2(a); 7.2(b); 7.2(d)(i)-(iii) (solely in the event the effective date of termination occurs after the Option Effective Date, and solely with respect to (i) Joint Patents and (ii) GBT Sole Patents and Other Royalty Patents as if such Patent Rights were Joint Patents, in each case ((i) or (ii)), except that the roles of the Parties are reversed; provided, in each case ((i) or (ii)), that the Section 7.2(d)(i) language “After the Transfer Date” shall be deemed to read “On or after the effective date of termination”); 7.4; 7.5 (solely with respect to any surviving rights and obligations under the Sections cited therein); 7.6(c)(i) and (ii) (solely with respect to (i) Joint Patents and (ii) GBT Sole Patents and Other Royalty Patents as if such Patent Rights were Joint Patents; provided, in each case ((i) or (ii)), that the Section 7.6(c)(ii) language “Prior to the Option Effective Date” shall be deemed to read “On or after the effective date of termination”); 7.6(d) (solely with respect to any surviving rights and obligations under the Sections cited therein); 8.4; 10.1 through 10.3 (only until the [***] of the effective date of termination and subject to Sections 11.3(c) and (d) and provided that in the case of clause 11.3(g) the proviso shall not apply to Syros after the effective date of termination); 10.6(a); 11.3(a); 11.3(b) (solely in the termination circumstances provided therein); 11.3(c); 11.3(d); 11.4 and this Section 11.5; and Article 9 and Article 12.

(b)Without limiting the foregoing, in the case of expiration (but not termination) of this Agreement, the following provisions shall survive:  Sections 2.9 (second and third sentences only); 3.7; 6.4 (solely with respect to any milestone achieved prior to the effective date of expiration but with respect to which GBT has not paid the corresponding milestone payment(s) as of such date); 6.5-6.6 (solely with respect to Net Sales accrued prior to the effective date of expiration); 6.7; 6.8-6.9 (for clarity, with respect to any Net Sales accrued or milestone payments accrued prior to the effective date of expiration); 6.10 (solely for the term set forth therein, and, for clarity, with respect to any Net Sales accrued or milestone payments accrued prior to the effective date of expiration); 7.1; 8.4 11.1 (second sentence) and this Section 11.5; and Article 9; Article 10 (until the [***] of the date of expiration); and Article 12.

Article 12
GENERAL PROVISIONS

12.1Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions or delays in acting by any governmental authority (except to the extent such acts, omissions or delays result from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) or unavailability of materials related to the manufacture of Collaboration Compounds or Products.  The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

12.2Rights in Bankruptcy or Insolvency.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Syros or GBT (as the case may be), as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that in the event of a rejection of this Agreement by a Party in any bankruptcy proceeding by or against such Party under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for such other Party to practice its license to such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it upon its written request therefor, and (b) the first Party shall not interfere with such other Party’s rights to such intellectual property, and shall assist and not interfere with such other Party in obtaining such intellectual property and such embodiments of such intellectual property from another entity.  The term “embodiments” of intellectual property means all tangible embodiments of the intellectual property licensed hereunder to the extent of the license scope.  All rights, powers and remedies provided in this Section 12.2 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code.

12.3Assignment.

(a)This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its shares or its assets to which this Agreement relates, or in connection with a Change of Control or merger, acquisition or similar transaction.  Any attempted assignment not in accordance with this Section 12.3 shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

(b)Whether or not this Agreement is assigned pursuant to Section 12.3(a), the Parties agree as follows:  the rights to information, inventions, materials, Patent Rights, Know-How or other intellectual property rights:

(i)controlled by a Third Party permitted assignee of a Party or any of its Affiliates that were controlled by such assignee or any of its Affiliates (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or

(ii)controlled by a Third Party that becomes a controlling (as defined in Section 1.2) Affiliate of a Party as a result of a Change of Control of a Party, or by any affiliate of such Third Party that becomes an Affiliate of a Party as a result of such Change of Control, (A) that were controlled by such new Affiliate immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Person) or (B) that become controlled by such new Affiliate after such Change of Control and independent of any activities under this Agreement, in each case ((i) and (ii)) shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement (any such excluded information, inventions, materials, Patent Rights, Know-How or other intellectual property rights, “Excluded Transaction IP”); provided in each case that if any Excluded Transaction IP of a Party’s assignee or new Affiliate is used or incorporated by the assigning Party or Party that has undergone a Change of Control, as applicable, following such assignment or Change of Control, as the case may be, (x) in any activities under the Research Plan (in the case of either Party), or (y) in any Development, manufacture or Commercialization of a Licensed Compound or Product after the Option Effective Date, in the case of GBT, it shall no longer constitute Excluded Transaction IP hereunder.

12.4Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.5Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Syros:
Syros Pharmaceuticals, Inc.
35 CambridgePark Drive
Cambridge, Massachusetts 02140
Attn:Chief Business Officer

with a copy to:
Syros Pharmaceuticals, Inc.
35 CambridgePark Drive
Cambridge, Massachusetts 02140
Attn: Chief Legal Officer

If to GBT:
Global Blood Therapeutics, Inc.
171 Oyster Point Blvd, Suite 300
South San Francisco, CA 94080
Attention: Chief Legal Officer

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered on a non- Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the [***] Business Day following the date of mailing, if sent by mail.  All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

12.6Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws.

12.7Dispute Resolution.  The Parties recognize that disputes as to matters arising out of or in connection with this Agreement, including any question regarding its formation, existence, validity or termination, or either Party’s rights or obligations hereunder, but excluding any dispute arising from the JSC, which will be resolved in accordance with Section 4.2 (collectively, “Disputes”) may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 12.7 to resolve any such Dispute if and when it arises.

(a)Resolution by Alliance Managers and Executive Officers. If any Dispute arises, either Party may refer such Dispute to the Alliance Managers, who shall meet in person or by telephone within [***] after such referral to attempt in good faith to resolve such Dispute.  If such matter cannot be resolved by discussion of the Alliance Managers within such [***] period (as may be extended by mutual written agreement), such Dispute shall be referred to the Executive Officers, who shall meet in person or by telephone within [***] after such referral to attempt in good faith to resolve such Dispute. If such matter cannot be resolved by discussion of the Executive Officers within such [***] period (as may be extended by mutual written agreement), such Dispute shall be resolved in accordance with the remainder of this Section 12.7.  The Parties acknowledge that discussions between the Parties to resolve Disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

(b)AAA Arbitration.  Any Dispute that is not resolved through negotiations under Section 12.7(a) shall be finally settled by binding arbitration by three (3) arbitrators pursuant to the then-current Commercial Arbitration Rules of the American Arbitration Association, except where they conflict with this Section 12.7, in which case this Section 12.7 shall control.  Each Party shall nominate one (1) neutral arbitrator and the two Party-nominated arbitrators shall nominate the third (3rd) neutral arbitrator, who shall serve as the presiding arbitrator, within [***] after the second (2nd) arbitrator’s appointment.  At the request of a Party, the arbitral tribunal shall have the discretion to order the disclosure of specified documents by the Parties. Such a request shall identify the document(s) with a reasonable degree of specificity and establish the relevance of the document(s) to the arbitration.

(c)Seat; Language.  The seat, or legal place, of arbitration shall be Chicago, Illinois.  The language of the arbitration shall be English.

(d)Relief.  Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including injunctive relief.  Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.  The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction.

(e)Costs.  Each Party shall bear its own legal fees.  The arbitrators shall assess their costs, fees and expenses against the Party losing the arbitration unless they believe that neither Party is the clear winner, in which case the arbitrators shall divide such fees, costs and expenses according to their discretion.  The arbitrators, in the arbitrators’ discretion, may award reimbursement of attorney’s fees to the prevailing Party.

(f)Confidentiality.  The existence and content of the arbitral proceeding, including any rulings or award, shall be kept confidential by the Parties and the arbitrator except to the extent (i) required by applicable Law; (ii) required to protect or pursue a legal right; (iii) required to enforce or challenge an award; or (iv) approved by written consent of the Parties.  Notwithstanding anything to the contrary herein, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration.  The arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information.

(g)Timing.  The award shall be rendered within [***] of the appointment of the arbitral tribunal, unless the Parties jointly request an extension or the arbitral tribunal determines, in a reasoned decision, that the interest of justice or the complexity of the case requires that such limit be extended.

(h)Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

(i)Patent and Trademark Disputes.  Any dispute, controversy or claim relating to the ownership, inventorship, scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

12.8Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.  The Parties agree that, effective as of the Effective Date, the Confidentiality Agreement shall be terminated, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall after the Effective Date be subject to the confidentiality and non-use provisions of this Agreement.

12.9Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.10Independent Contractors. It is expressly agreed that Syros and GBT shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Syros nor GBT shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.11Waiver.  The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

12.12Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.13Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

12.14Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.14 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2, OR DAMAGES AVAILABLE FOR BREACH OF SECTION 3.6 OR ARTICLE 10.

12.15Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.16Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

12.17Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of page intentionally left blank}

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

Syros Pharmaceuticals, Inc.		Global Blood Therapeutics, Inc.

By:	/s/ Nancy Simonian	By:	/s/ Ted W. Love

Name:	Nancy Simonian, MD	Name:	Ted W. Love

Title:	President & CEO	Title:	CEO

{Signature Page to License and Collaboration Agreement}

List of Exhibits

Exhibit A	Initial Research Plan and Research Budget
Exhibit B	Joint Press Release
Exhibit C	Collaboration Targets
Exhibit D	Scheduled Patent
Exhibit E	List of Approved Subcontractors

{Signature Page to License and Collaboration Agreement}

Exhibit A

Initial Research Plan and Research Budget

[***]

Exhibit B

Joint Press Release

GBT and Syros Partner to Discover, Develop and Commercialize Novel Therapies for Sickle Cell Disease and Beta Thalassemia

  Collaboration Combines GBT’s Therapeutic Area Leadership with Power of Syros’ Gene Control Platform to Find New Medicines to Induce Fetal Hemoglobin

Syros to Receive $20 Million Upfront, Three Years of Preclinical Research Funding and Milestone Payments

SOUTH SAN FRANCISCO, Calif. and CAMBRIDGE, Mass – December 18, 2019 – Global Blood Therapeutics, Inc. (GBT) (NASDAQ: GBT) and Syros Pharmaceuticals, Inc. (NASDAQ: SYRS) today announced that they have entered into a collaboration to discover, develop and commercialize novel therapies for sickle cell disease (SCD) and beta thalassemia. Under the agreement, Syros will use its leading gene control platform to identify therapeutic targets and discover drugs that induce fetal hemoglobin, and GBT will receive an option to obtain an exclusive worldwide license to develop, manufacture and commercialize products resulting from the collaboration.

“The discovery and development of novel therapeutic approaches to treat sickle cell disease has been a driving force for GBT since we were founded,” said Ted W. Love, M.D., president and CEO of GBT. “We believe that Syros’ approach to inducing fetal hemoglobin is one of the most promising ways to identify the next generation of therapies to treat sickle cell disease and beta thalassemia at a fundamental level – upstream of serious complications like organ damage, organ failure and early death. We will continue to seek the best scientific approaches to transform the treatment of these devastating lifelong diseases.”

Using its gene control platform to elucidate mechanisms controlling gamma globin gene expression, Syros identified components of LRF (leukemia/lymphoma-related factor) and the NuRD (nucleosome remodeling and histone deacetylation) complex that could serve as potential targets to switch on the gamma globin gene, which is normally silenced a few months after birth. By turning on gamma globin expression, GBT and Syros aim to induce the production of fetal hemoglobin, which is known to exert protective effects on the red blood cells of sickle cell disease and beta thalassemia patients and mitigate the clinical manifestation of these diseases.

“We believe it is possible to provide a functional cure for patients with sickle cell disease or beta thalassemia by switching on the gamma globin gene with an oral medicine,” said Nancy Simonian, M.D., CEO of Syros. “Partnering with GBT, an established leader in sickle cell with proven research, development, manufacturing, and commercialization capabilities, allows us to expand and accelerate our program, exploring multiple approaches in parallel with the aim of bringing much-needed new therapies to market for sickle cell and beta thalassemia patients as quickly as possible.”

Syros’ drug discovery program in SCD was highlighted recently in an oral presentation at the 61st American Society of Hematology (ASH) Annual Meeting, as well as in an ASH press briefing. In that presentation, Syros described its discovery of a fetal hemoglobin repressor that, when knocked down in primary cells and an erythroid cell line expressing adult hemoglobin, induced fetal hemoglobin in nearly 100% of cells and increased total fetal hemoglobin levels to 40%, exceeding levels that are associated with a functional cure in SCD patients.

Terms of the Agreement

Under the terms of the agreement, GBT will pay Syros $20 million upfront and fund up to $40 million in preclinical research for at least three years. Should GBT exercise its option under the agreement, Syros could receive up to $315 million in option exercise, development, regulatory, commercialization and sales-based milestones per product candidate and product resulting from the collaboration. Syros would also receive mid- to high-single digit royalties on sales of products resulting from the collaboration. In addition, Syros would have the option to co-promote the first product resulting from the collaboration in the United States.

About GBT
GBT is a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities. Founded in 2011, GBT is delivering on its goal to transform the treatment and care of sickle cell disease (SCD), a lifelong, devasting inherited blood disorder. The company has introduced Oxbryta™ (voxelotor), the first FDA-approved treatment that directly inhibits sickle hemoglobin polymerization, the root cause of SCD. GBT is also advancing its pipeline program in SCD with inclacumab, a p-selectin inhibitor in development to address pain crises associated with the disease. In addition, GBT’s drug discovery teams are working on new targets to develop the next generation of treatments for SCD. To learn more, please visit www.gbt.com and follow the company on Twitter @GBT_news.

About Syros Pharmaceuticals
Syros is redefining the power of small molecules to control the expression of genes. Based on its unique ability to elucidate regulatory regions of the genome, Syros aims to develop medicines that provide a profound benefit for patients with diseases that have eluded other genomics-based approaches. Syros is advancing a robust pipeline of development candidates, including SY-1425, a first-in-class oral selective RARα agonist in a Phase 2 trial in a genomically defined subset of acute myeloid leukemia patients, and SY-5609, a highly selective and potent oral CDK7 inhibitor in investigational new drug application-enabling studies in cancer. Syros also has multiple preclinical and discovery programs in oncology and monogenic diseases, including sickle cell disease. For more information, visit www.syros.com and follow us on Twitter (@SyrosPharma) and LinkedIn.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing the words “will,” “anticipates,” “plans,” “believes,” “forecast,” “estimates,” “expects,” and “intends,” or similar expressions. These forward-looking statements are based on the current expectations of GBT and Syros, and actual results could differ materially. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. GBT and Syros each intend these forward-looking statements, including statements regarding the ability of the parties to discover, develop and commercialize novel therapies for SCD and beta thalassemia under the collaboration, the scientific and therapeutic potential of Syros’ gene control platform and approach to inducing fetal hemoglobin, the exercise by GBT of its option under the collaboration agreement, the potential milestone payments and royalties due to Syros under the collaboration agreement and Syros’ option to co-promote the first product resulting from the collaboration in the United States, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and GBT and Syros make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect the current views of GBT and Syros about their respective plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the companies and on assumptions the companies have made. Neither GBT nor Syros can give any assurance that the plans, intentions, expectations or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond the control of GBT and Syros including, without limitation, the timing and progress of, and any data generated from, the parties’ research and development activities under the collaboration, and the amount and timing of resources devoted by each of the parties to activities under the collaboration, along with those risks set forth in GBT and Syros’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and most recent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties and other important factors in the companies’ subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, neither GBT nor Syros assumes any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Global Blood Therapeutics (GBT) Media Steven Immergut 650-410-3258 media@gbt.com Investors Stephanie Yao 650-741-7730 investor@gbt.com

Syros Pharmaceuticals

Media Naomi Aoki 617-283-4298 naoki@syros.com Investors Hannah Deresiewicz 212-362-1200 hannah.deresiewicz@sternir.com

Exhibit C

Collaboration Targets

Gene Symbol	Approved name	ENSEMBL ID
ZBTB7a	leukemia/lymphoma-related factor	ENSG00000178951
NFIX	Nuclear Factor I X	ENSG00000008441
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Exhibit D

Scheduled Patents

[***]

Exhibit E

Approved Subcontractors of Syros

[***]